Exhibit 2.1

Execution Version

AGREEMENT

OF

PURCHASE AND SALE

by and between

THE SHAW GROUP, INC.

and

TECHNIP S.A.

Dated May 21, 2012

i

EXHIBIT LIST *

Exhibit A	Form of Insurance Allocation Agreement
Exhibit B	Form of Secondment Agreement
Exhibit C	Form of Technical Services Agreement
Exhibit D	Form of Trademark License Agreement
Exhibit E	Form of Transition Services Agreement

* The SHAW Group, Inc. has omitted schedules and exhibits in accordance with Regulation S-K 601(b)(2).  The SHAW Group, Inc. will furnish the omitted schedules and exhibits to the Commission upon request.

SCHEDULE LIST*

Schedule 1.1(a)	Acquired Entities
Schedule 1.1(b)	Affiliated Buyers
Schedule 1.1(c)	Assumed Employee Benefit Plans
Schedule 1.1(d)	Conveyed Canadian Assets
Schedule 1.1(e)	Dormant IP Agreements
Schedule 1.1(f)	Persons with Knowledge
Schedule 1.1(g)	Leased Real Property
Schedule 1.1(h)	Permitted Encumbrances
Schedule 1.1(i)	Seconded Employees
Schedule 1.1(j)	Seller Retained IT Assets
Schedule 1.1(k)	Seller Retained Software
Schedule 1.1(l)	Subsidiary Sellers
Schedule 1.1(m)	Retained Business Employees
Schedule 1.1(n)	Canada Business Employees
Schedule 2.2(l)	Transferable Governmental Authorizations
Schedule 2.4(a)(ix)	Excluded Contracts
Schedule 2.4(a)(x)	Consulting Subsidiaries
Schedule 2.4(a)(xi)	Retained Consulting Business
Schedule 2.4(a)(xii)	Retained Baton Rouge Business
Schedule 2.4(a)(xiii)	Canadian Subsidiaries
Schedule 2.6(c)	Retained Liabilities Arising Out of Litigation and other Disputes
Schedule 2.8(a)	Accounting Principles
Schedule 2.9	Allocation
Schedule 3.2(a)	Parent Closing Deliveries
Schedule 3.2(b)	Buyer Closing Deliveries
Schedule 4.1	Organization Exceptions
Schedule 4.2	Authority; Binding Effect Exceptions
Schedule 4.3	Non-Contravention Exceptions
Schedule 4.4	Parent Governmental Consents and Approvals
Schedule 4.5	Financial Information and Liabilities Exceptions
Schedule 4.6	Capitalization of Acquired Entities
Schedule 4.7	No Material Adverse Effect Exceptions
Schedule 4.8	Disputes, etc., relating to Accounts Receivable
Schedule 4.9	Real Property Leases and Exceptions
Schedule 4.10(a)	Material Contracts
Schedule 4.11	Intellectual Property Rights Exceptions
Schedule 4.11 – 1–8	Business Intellectual Property Rights
Schedule 4.12	Warranty Claims Exceptions
Schedule 4.13	Title Exceptions
Schedule 4.14	Sufficiency of Assets Exceptions
Schedule 4.15	Compliance with Laws Exceptions

Schedule 4.16	Environmental Matters Exceptions
Schedule 4.17	No Litigation or Orders Exceptions
Schedule 4.18	Material Governmental Authorizations and Exceptions
Schedule 4.19	Tax Matters Exceptions
Schedule 4.20(a)	Compliance with Employment Laws Exceptions
Schedule 4.20(b)	Certain Employment Agreements Exceptions
Schedule 4.20(c)	Labor Approval Exceptions
Schedule 4.21	Employee Benefits Exceptions
Schedule 4.21(a)	Seller Benefit Plans
Schedule 4.22	Anti-Corruption Exceptions
Schedule 4.23	Brokers Exceptions
Schedule 5.2	Badger Non-Contravention; Compliance with Laws Exceptions
Schedule 5.3	Badger No Litigation or Orders Exceptions
Schedule 5.4	Capitalization of Badger
Schedule 5.6(a)	Badger Formation Contracts
Schedule 5.6(c)	Badger Material Contracts
Schedule 6.5	Buyer Governmental Consents and Approvals
Schedule 7.4	Employees
Schedule 7.4(b)	Non-U.S. Employees
Schedule 7.4(d)	Independent Contractors
Schedule 7.4(o)(i)	Retention Program
Schedule 7.4(o)(ii)	Unvested Equity Payment Memorandum
Schedule 7.8(a)	Credit Support Obligations
Schedule 7.10(e)	Capital Expenditures Budget
Schedule 7.11(a)	Retained Names
Schedule 7.12	Pre-Closing Reorganization Transactions
Schedule 7.15(a)(iv)(A)	Restricted Parties for Retained Canadian Business Non-Compete
Schedule 7.16	IT Separation
Schedule 8.1	Competition Law
Schedule 8.2(d)	Consents (Buyer)
Schedule 8.3(f)	Consents (Parent)

* The SHAW Group, Inc. has omitted schedules and exhibits in accordance with Regulation S-K 601(b)(2).  The SHAW Group, Inc. will furnish the omitted schedules and exhibits to the Commission upon request.

v

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale is made and entered into as of the 21st day of May, 2012, by and between The Shaw Group, Inc., a corporation organized under the laws of Louisiana, having its principal place of business at 4171 Essen Lane, Baton Rouge, Louisiana 70809 (“Parent”); and Technip S.A., a société anonyme organized under the laws of France, having its principal place of business at 89 avenue de la Grande Armée, 75116 Paris, France (“Buyer”).

W I T N E S S E T H:

WHEREAS, Parent, either directly or by virtue of its direct or indirect ownership interests in the Subsidiary Sellers (as defined below), owns and operates the Business (as defined below);

WHEREAS, certain assets, rights and properties of the Business and the equity interests of certain entities engaged in the Business are owned by Parent and the respective Subsidiary Sellers;

WHEREAS, Buyer, directly and indirectly through the Affiliated Buyers, desires to acquire the Business by purchasing substantially all of the assets of the Business directly, and through the purchase of the equity interests of certain entities engaged in the Business, from Parent and the Subsidiary Sellers and assuming certain related liabilities as more fully described in this Agreement;

WHEREAS, on and subject to the terms and conditions set forth in this Agreement, Parent agrees to sell, and to cause the Subsidiary Sellers to sell, to Buyer and/or the Affiliated Buyers, and Buyer agrees to purchase, and to cause the Affiliated Buyers to purchase, for the Purchase Price, from Parent and the Subsidiary Sellers substantially all of the assets of the Business, and the equity interests of certain entities engaged in the Business, held by Parent and the Subsidiary Sellers, and, in connection therewith, Buyer is willing to assume, and to cause the Affiliated Buyers to assume, certain liabilities of Parent and the Subsidiary Sellers relating thereto; and

WHEREAS, in connection with the purchase and sale of the Business, Buyer and Parent desire to enter into, and cause their respective Affiliates to enter into, each of the Ancillary Agreements (as defined below);

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be bound hereby, the parties agree as follows:

ARTICLE 1.
DEFINITIONS AND TERMS

Section 1.1.         Definitions.

As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“1401 Enclave Office” shall mean the office located at 1401 Enclave Parkway, Houston, Texas 77077.

“Accounts Payable” shall mean (i) all trade accounts payable and other payment obligations to suppliers of the Business and the obligation in respect of all security for such accounts and payment obligations, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered; (ii) all other accounts and notes payable of the Business and the obligation in respect of all security for such accounts and notes; and (iii) any obligations or Liability related to any of the foregoing.

“Accounts Receivable” shall mean (i) all trade accounts receivable and other rights to payment from customers of the Business, in each case to the extent relating to the Business, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business; (ii) all other accounts and notes receivable of the Business and the full benefit of all security for such accounts and notes; and (iii) any claims, remedies and other rights related to any of the foregoing.

“Acquired Entities” shall mean those Subsidiaries of Parent listed on Schedule 1.1(a) and their Subsidiaries.

“Acquired Equity Interests” shall mean the shares of capital stock, partnership interests, limited liability company membership interests or other ownership interests in the Acquired Entities held directly or indirectly by any E&C Group Member.

“Acquired Foreign Corporation” shall mean Shaw India Limited.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person at any time during the period for which the determination of affiliation is being made.  The term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any specified Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  For the avoidance of doubt, subsequent to the Closing, the Acquired Entities shall be considered Affiliates of Buyer.

“Affiliated Buyer” shall mean each Affiliate of Buyer set forth on Schedule 1.1(b) that acquires any Conveyed Assets at the Closing; and “Affiliated Buyers” means all of such Affiliates.

“Agreed Closing Statement” shall mean (i) if no notice of Disputed Items is delivered by Parent within the period provided in Section 2.8(b), the Closing Statements as prepared by Buyer, or (ii) if such a notice of Disputed Items is delivered by Parent in accordance with Section 2.8(b), either (A) the Closing Statements as agreed to in writing by Parent and Buyer or (B) the Closing Statements as adjusted in accordance with the Independent Accountant’s report delivered pursuant to Section 2.8(c).

“Agreement” shall mean this Agreement of Purchase and Sale, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” shall mean the Implementing Agreements, the Transition Services Agreement, the Insurance Allocation Agreement, the Singapore Agreements, the Trademark License Agreement and all other agreements, documents and instruments executed and delivered in connection with the Contemplated Transactions.

“Assumed Employee Benefit Plan” shall mean each Seller Benefit Plan that is sponsored or maintained or entered into by an Acquired Entity or will otherwise impose any continuing obligations or liabilities on any Acquired Entity or Buyer or any of its Affiliates following the Closing, as set forth on Schedule 1.1(c).

“Badger” shall mean Badger Licensing LLC, a Delaware limited liability company.

“Badger Entities” shall mean Badger, Badger Technology Holdings, L.L.C., and Badger Technologies, L.L.C.; and “Badger Entity” shall mean any of Badger, Badger Technology Holdings, L.L.C., and Badger Technologies, L.L.C.

“Badger Equity Interests” shall mean the shares of capital stock, partnership interests, limited liability company membership interests or other ownership interests in the Badger Entities held directly or indirectly by any E&C Group Member.

“Base Closing Working Capital” shall mean $16,000,000.

“Books and Records” shall mean all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, drawings, customer and vendor lists, customer files and documents, personnel and employment records and other similar materials, in each case, related to the Business.

“Business” shall mean the business conducted by Parent’s “Energy & Chemicals (E&C) Segment” as described in Parent’s 10-K Annual Report filed on October 31, 2011, other than the Retained Consulting Business, the Retained Baton Rouge Business and the Retained Canadian Business.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, U.S.A., or Paris, France are authorized or obligated by Law or executive order to close.

“Business Intellectual Property Rights” shall mean any and all Intellectual Property Rights used or held for use in connection with, or otherwise related to, the Business (other than Intellectual Property Rights in the Seller Retained Software and the Retained Names), including the following:

(i)            those Patents listed on Schedule 4.11, Part I;

(ii)           those Trademarks listed on Schedule 4.11, Part II;

(iii)          those Copyrights listed on Schedule 4.11, Part III;

(iv)          all Trade Secrets related to the Patents listed on Schedule 4.11, Part I or Software listed on Schedule 4.11, Part IV;

(v)           those Software listed on Schedule 4.11, Part IV;

(vi)          those domain names, domain name registrations and web pages listed on Schedule 4.11, Part V;

(vii)         all Industrial Designs used in the Business;

(viii)         all of the E&C Group’s rights existing under the IP Alliance Agreements;

(ix)           all licenses, sublicenses and other agreements related to the Intellectual Property Rights described in subsections (i)-(vii) above, unless listed on Schedule 4.11, Part VIII; and

(x)            the right to sue and collect damages for past, present and future infringement, misappropriation, dilution or other violation with respect to any of the foregoing.

“Buyer Material Adverse Effect” shall mean any effect or change that is or would reasonably be expected to be materially adverse to the ability of Buyer to consummate the Contemplated Transactions or to perform its obligations under this Agreement and the Ancillary Agreements.

“Canada Business Employees” shall mean those Employees of Shaw Canada L.P. and its Affiliates, as set forth on Schedule 1.1(n).

“Canadian DB Plan” shall mean the Employee Retirement Plan of Shaw Canada L.P.

“Canadian Office” shall mean the office located at 2050 Derry Road, Mississauga, Ontario, Canada.

“Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term

“CERCLA” shall have the meaning set forth in the definition of Environmental Law.

“Closing” shall mean the closing of the Contemplated Transactions.

“Closing Debt” shall mean Debt as of the close of business on the Closing Date.

“Closing Working Capital” shall mean the difference between:

(i)           the amount of the consolidated current assets of the Business (including Tax refunds or credits), excluding any (A) deferred Tax assets, (B) interest receivables, (C) employee salary advances, (D) prepaid bonuses, (E) Tax reimbursements or receivables relating to the service tax in India, (F) accounts receivable over 120 days past due, (G) Cash Equivalents and (H) current assets that are Excluded Assets; and

(ii)           the amount of the consolidated current liabilities of the Business (including current liabilities for Taxes), excluding any (A) deferred Tax liabilities, (B) accrued legal reserves relating to Retained Liabilities and (C) other current liabilities that are Retained Liabilities or Debt;

in each case, (A) as of the close of business on the Closing Date and (B) as determined in accordance with the Accounting Principles.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition Laws” shall mean Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade, including any premerger notification or merger control Law.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between Parent and Buyer, dated November 10, 2011.

“Consolidated Domestic Subsidiary” shall mean each of Shaw Energy & Chemicals, Inc., Shaw Energy & Chemicals International, Inc., Stone & Webster Process Technology, Inc. and Stone & Webster International, Inc.

“Consolidated Group” shall mean any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contemplated Transactions” shall mean all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Conveyed Assets, the assumption of the Assumed Liabilities and the performance by the parties of their other obligations under this Agreement.

“Contract” shall mean any agreement, contract, lease, license, obligation, promise or undertaking (whether written or oral and whether express or implied) that is or is intended to be legally binding.

“Conveyed Assets” shall have the meaning set forth in Section 2.2, it being understood that the Conveyed Assets do not include the Excluded Assets.

“Conveyed Canadian Assets” shall mean those assets set forth on Schedule 1.1(d).

“Credit Support Obligations” shall mean letters of credit, guarantees, surety bonds and other credit support instruments issued by Parent or any of its Affiliates or third parties on behalf of Parent with respect to the Business.

“Debt” shall mean, without duplication, all obligations of the Business, whether short-term, long-term or without specific due date, and whether interest-bearing or interest-free (including accrued but unpaid interest), in each case including any prepayment expenses, costs and penalties payable in connection therewith, whether accrued or not, but excluding any obligation that is a Retained Liability:

(i)            for borrowed money from banks, other financial institutions or other parties, including loans, other trade financing including instruments such as invoice discounting or invoice factoring as evidenced by notes, bonds, debentures or similar instruments;

(ii)           any obligation in the nature of a guarantee of any obligation to the extent that such guarantee is treated in the financial statements of the Business as an actual liability;

(iii)          for the deferred cost of goods or services (other than trade payables or accruals incurred and payable in the ordinary and usual course of the Business), including (A) deferred rent liabilities (other than deferred rent liabilities related to the Canadian Office or the 1401 Enclave Office), (B) capital lease obligations, (C) pass-through rent liabilities, minus any escrow cash held to satisfy such liabilities and (D) accrued legal and other fees relating to the Contemplated Transactions;

(iv)          any other amount attributable to a transaction that would be treated in the financial statements of the Business and under the Accounting Principles as debt or borrowing; and

(v) (A) asset retirement obligations, (B) deposits received from sub-lessees, (C) amounts accrued for the long-term incentive program in India, (D) the provident fund (including with respect to the Business in India) and (E) sub-lease losses.

“DOJ” shall mean the United States Department of Justice.

“Dormant IP Agreements” shall mean those agreements and licenses listed on Schedule 1.1(e).

“E&C Group” shall mean, collectively, Parent, the Subsidiary Sellers, the Acquired Entities and any other Affiliate of Parent (i) through which the Business is conducted, (ii) that holds any Conveyed Assets, (iii) that is subject to any Assumed Liability or (iv) to which any Employee is charged; and “E&C Group Member” means any of Parent, the Subsidiary Sellers, the Acquired Entities and any other Affiliate of Parent (i) through which the Business is conducted, (ii) that holds any Conveyed Assets, (iii) that is subject to any Assumed Liability or (iv) to which any Employee is charged.

“EC Merger Regulation” shall mean Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“Effective Time” shall mean, with respect to each jurisdiction in which any Conveyed Assets are transferred to, and any Assumed Liabilities are assumed by, Buyer or the applicable Affiliated Buyer, 11:59 p.m. local time in such jurisdiction on the Closing Date.

“Employee” shall mean any individual who, as of the applicable date of determination, is primarily charged to the Business (other than the (i) Retained Other Business Employees, (ii) Retained Singapore Employees and (iii) Retained Overhead Employees).  For the avoidance of doubt, “Employee” includes any employee who is a Canada Business Employee but does not include any other employee who is a Retained Business Employee.

“Employee Benefit Plan” shall mean, whether or not written, any (i) Employee Pension Benefit Plan, (ii) Employee Welfare Benefit Plan, (iii) employment, consulting, severance, change in control, transaction bonus, retention or nonqualified deferred compensation retirement plan, agreement or arrangement, or (iv) any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, post-employment or retirement, superannuation, profit sharing, thirteenth month, severance, termination indemnity or protection, or similar plan, redundancy pay, bonus, incentive compensation, group insurance, death benefit, sick leave or disability benefits, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, equity-based compensation, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, relocation or expatriate benefits, life insurance, or other employee benefit or fringe benefit plan, program or arrangement, in each case, (A) covering any Employee, and the beneficiaries and dependents of any Employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory or (B) covering any current or former independent contractor, director or employee of the Acquired Entities.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” shall mean any charge, claim, lien (statutory or otherwise), option, pledge, right of usufruct, shop right, security interest, license, mortgage, deed of trust, right of first refusal or restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” shall mean Laws or Orders of any Governmental Authority relating to pollution or protection of the environment or natural resources or the generation, use, storage, management, treatment, transportation, disposal, presence, Release or threatened Release of, or exposure to, any material, substance or waste defined or regulated in relevant form, quantity or concentration as hazardous or toxic (or words of similar import), such as the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to  Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

“Environmental Liability” shall mean any Liability, loss, demand, claim or cost, contingent or otherwise (including any liability for judgments, Orders, damages, costs of investigation, remediation or monitoring, medical monitoring, natural resources damages, fines, penalties, professional fees or settlements), and relating to, arising under or resulting from (i) any actual or alleged (A) compliance or noncompliance with any Environmental Law or Governmental Authorization issued thereunder, (B) generation, use, storage, management, treatment, transportation or disposal of any Hazardous Material or (C) presence, Release or threatened Release of, or exposure to, any Hazardous Material or (ii) any Contract, Proceeding or Order with respect to any of the foregoing.

“Environmental Notice” shall mean any written complaint, citation, notice, demand or claim arising from or regarding any actual or alleged noncompliance with any Environmental Law or Governmental Authorization issued thereunder, any actual or alleged Environmental Liability or any potential responsibility for assessment, response, removal, remediation, corrective action or monitoring costs under CERCLA or other Environmental Law, including such notice from the EPA or any Governmental Authority charged with enforcing Environmental Law, whether in the United States or a foreign jurisdiction.

“EPA” shall mean the United States Environmental Protection Agency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Cash” shall mean advance cash payments received from customers of the Business, held as of the close of business on the Closing Date in an escrow account pending disbursement to specific vendors.

“ExxonMobil” shall mean Exxon Mobil Corporation together with any of its Affiliates.

“Final Closing Debt” shall mean Closing Debt (i) as shown in the Closing Statements delivered pursuant to Section 2.8(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.8(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Parent pursuant to Section 2.8(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.8(c).

“Final Closing Working Capital” shall mean Closing Working Capital (i) as shown in the Closing Statements delivered pursuant to Section 2.8(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.8(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Parent pursuant to Section 2.8(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.8(c).

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles and practices in effect in the United States from time to time, as applied, on a consistent basis, by Parent.

“Governmental Authority” shall mean any supranational, national, federal, state, regional, provincial, local or municipal administrative, judicial, legislative, executive, regulatory, police or taxing government or governmental or quasi-governmental authority of any nature, including any agency, branch, bureau, department, official or entity or any court or other tribunal, whether domestic or foreign.

“Governmental Authorizations” shall mean all licenses, permits, consents, certificates, exemptions, registrations, waivers and other authorizations and approvals required to carry on the Business, under applicable Laws.

“Government Official” shall mean any officer or employee of a Governmental Authority or any person acting in an official capacity for such Governmental Authority, including:

(i)	a foreign official as defined in the FCPA;

(ii)	a foreign public official as defined in the UKBA;

(iii)	an officer or employee of a Government-owned, -controlled, or -operated enterprise, such as a national oil company; and

(iv)	any non-U.S. political party or party official or any candidate for foreign political office (consistent with the FCPA).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Material” shall mean any material, substance or waste defined or regulated in relevant form, quantity or concentration as hazardous or toxic (or words of similar import) pursuant to any Environmental Law, including any petroleum, waste oil or petroleum constituents or by-products, asbestos and asbestos containing materials.

“Implementing Agreements” shall mean the Business Transfer Agreements and all other agreements, documents and instruments to be executed by Parent, the Subsidiary Sellers, Buyer, the Affiliated Buyers or any of their respective Affiliates, at or after the Closing for the purpose of implementing the transfer and conveyance on the Closing Date, or as soon thereafter as can be effected, of the Conveyed Assets to Buyer or the Affiliated Buyers by Parent and the Subsidiary Sellers and/or the assumption by Buyer or the Affiliated Buyers of the Assumed Liabilities.

“Insurance Allocation Agreement” shall mean an insurance allocation agreement between Parent and Buyer substantially in the form of Exhibit A attached hereto.

“Intellectual Property Rights” shall mean any and all (i) patents and patent applications  (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world and patentable inventions (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, “Trademarks”), (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression (collectively, “Copyrights”), (iv) know-how, confidential business information and trade secrets (collectively, “Trade Secrets”), (including, to the extent applicable to each case, (A) pricing and cost information, (B) business, corporate, operational and financial information, (C) business and marketing plans, (D) information related to customers, suppliers, and partners, (E) manufacturing and production processes and techniques, and (F) research and development information), (v) industrial designs (whether or not registered) (collectively, “Industrial Designs”), (vi) databases and data collections, (vii) any other similar type of proprietary intellectual property right and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interest Rate” shall mean the United States Federal Funds Rate plus 1.25% (125 basis points).

“IRS” shall mean the United States Internal Revenue Service.

“Inventory” shall mean (i) all inventory used in the Business held for sale to customers of the Business and (ii) any and all rights to the warranties received from suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set off with respect thereto.

“IP Alliance Agreements” shall mean those Contracts set forth on Schedule 4.11, Part VII.

“IT Assets” shall mean all computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment, current and historical data and all associated documentation.

“IT Separation” shall mean the separation of the IT Assets of the Business from the remainder of the business of Parent and its Affiliates.

“Knowledge” shall be deemed, when used in the representations and warranties of Parent or any Subsidiary Seller in Articles 4 and 5, to mean the actual knowledge after reasonable inquiry of one or more of the individuals set forth on Schedule 1.1(f) of such fact or matter and, when used anywhere else herein, the actual knowledge after reasonable inquiry of a Person of a particular fact or matter.

“Law” shall mean any supranational, national, federal, state, regional, provincial, local or municipal constitution, treaty, law (including common law), statute, ordinance, rule, regulation, directive or decree that is binding upon or applicable to any Person, whether in the United States or a foreign jurisdiction.

“Leased Real Property” shall mean all leased real properties that are used primarily in connection with the Business, as set forth on Schedule 1.1(g).

“Legal Restraint” shall mean any temporary restraining order, preliminary or permanent injunction or other judgment or Order issued by any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Material Adverse Effect” shall mean any effect or change that is or would reasonably be expected to be materially adverse to (a) the assets, financial condition or results of operations of the Business taken as a whole or (b) the ability of Parent to consummate the Contemplated Transactions; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, such a Material Adverse Effect:

(i)           any failure on the part of the Business to meet internal or analysts’ estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excludable may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), or

(ii)           any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenue or net income or disruption of business relationships) arising from or attributable or relating to (A) the execution or announcement of any of the Contemplated Transactions, (B) conditions affecting any industry in which the Business operates or participates, the U.S. economy or securities, credit or financial markets or any foreign economy or the securities, credit or financial markets in any location where the Business has operations or sales, (C) any changes in GAAP or applicable Laws or regulations, (D) any natural disaster or any act of terrorism or war (whether or not declared) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (E) compliance with the terms of, or the taking of any action required or otherwise contemplated by, this Agreement, provided that this exclusion shall not be applicable to any non-contravention or similar representation or warranty included in this Agreement, or (F) any action of Parent or any Subsidiary Seller taken at the request of Buyer or any of its Affiliates; provided that any adverse change or effect referred to in clauses (B), (C) and (D) above may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such change or effect has a materially disproportionate effect on the Business relative to other participants in the industry in which the Business operates.

“NLRB” shall mean the National Labor Relations Board of the United States.

“Order” shall mean any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.

“Other Acquired Assets” shall mean the Conveyed Assets, other than the Acquired Equity Interests, that immediately prior to the Closing, are owned by the Subsidiary Sellers (or any other Subsidiary of Parent other than the Acquired Entities).

“Parent Consolidated Group” shall mean any Consolidated Group of which each of (i) an Acquired Entity or a Subsidiary of an Acquired Entity and (ii) Parent, is or was a member on or prior to the Closing Date.

“Parent Consolidated Tax Return” shall mean any affiliated, consolidated, combined, unitary or similar Tax Return filed by or with respect to a Parent Consolidated Group.

“Parent Credit Facility” shall mean, collectively, (i) the Second Amended and Restated Credit Agreement dated as of June 15, 2011 among Parent, BNP Paribas and the other parties thereto and (ii) any Loan Document (as such term is defined in the agreement referred to in clause (i)).

“Pass-through Entity” shall mean each of Shaw Energy & Chemical Limited and Shaw Group UK International Services, Ltd.

“Permitted Encumbrances” shall mean (i) Encumbrances set forth on Schedule 1.1(h), (ii) Encumbrances disclosed on the Balance Sheets, (iii) Encumbrances and other imperfections of title that do not materially detract from the value or materially impair the use of the property subject thereto, or (iv) liens for Taxes not yet due or which are being actively contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheets).

“Person” shall mean an individual, a corporation, a general or limited partnership, a limited liability company, an association, a trust, or any other legal entity or organization or Governmental Authority.

“Post-Closing Tax Period” shall mean all Tax periods beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.

“Pre-Closing Reorganization” shall mean, collectively, the transactions set forth on Schedule 7.12.

“Pre-Closing Tax Period” shall mean all Tax periods ending on or before the Closing Date and the portion of any Straddle Tax Period ending on the Closing Date.

“Prepaid Expenses” shall mean all prepaid expenses including Taxes to the extent relating primarily to the Business or the Conveyed Assets, as of the Closing Date (other than prepaid expenses with respect to the Excluded Assets).

“Proceeding” shall mean any action, arbitration, audit, claim, hearing, investigation, litigation or suit (whether civil, commercial, administrative, criminal, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Real Property Leases” shall mean those lease agreements which grant a leasehold interest in favor of an E&C Group Member in the Leased Real Property.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Retained Baton Rouge Business” shall mean the business currently headquartered in Baton Rouge, Louisiana, that provides on-going plant maintenance and engineering services (but excluding all technology licensing, BDEP or technology-related technical services) with respect to facility upgrades, modifications and expansions.

“Retained Baton Rouge Employees” shall mean the employees of Parent and its Affiliates that are located at Parent’s corporate headquarters in Baton Rouge, Louisiana, and engage in the Retained Baton Rouge Business.  Such employees as of the date hereof are listed on Schedule 1.1(m) under the heading “Retained Baton Rouge Employees”.

“Retained Business Employees” shall mean the Retained Baton Rouge Employees, the Retained Canada Employees, the Retained Consulting Employees, the Retained Singapore Employees and the Retained Other Business Employees.  For the avoidance of doubt, “Retained Business Employees” shall not include any employee that is, or becomes pursuant to the terms hereof, a Transferred Employee.

“Retained Canadian Business” shall mean the business operated at the Canadian Office (other than the Conveyed Canadian Assets) of providing engineering services, project management services, construction management services, and procurement services in support of the Business.

“Retained Canada Employees” shall mean those employees of Shaw Canada L.P. and its Subsidiaries located at the Canadian Office other than the Canada Business Employees.  Such employees as of the date hereof are listed on Schedule 1.1(m).

“Retained Consulting Business” shall mean the business of Parent and its Affiliates, including the Consulting Subsidiaries, conducted by the Retained Consulting Employees as of the date hereof and prior to the date hereof (including by their predecessors).

“Retained Consulting Employees” shall mean those employees of Parent and its Affiliates listed on Schedule 1.1(m) under the heading “Retained Consulting Employees”.

“Retained Other Business Employees” shall mean those employees of Parent and its Affiliates listed on Schedule 1.1(m) under the heading “Retained Other Business Employees”.

“Retained Singapore Employees” shall mean those employees of Parent and its Affiliates listed on Schedule 1.1 (m) under the heading “Retained Singapore Employees”.

“Secondment Agreement” shall mean the secondment agreement between Stone & Webster Asia, Inc. and Buyer substantially in the form of Exhibit B attached hereto in respect of those Employees (as of the applicable date of determination) set forth on Schedule 1.1(i).

“Seller Benefit Plan” shall mean, as of the Closing Date, each Employee Benefit Plan (i) that is sponsored, maintained, contributed to or required to be contributed to by Parent or any Subsidiary Seller or any Acquired Entity or (ii) in which any Employee (or dependent or survivor of any Employee) participates or is entitled to receive benefits, other than: (A) a plan, program or arrangement required to be maintained or contributed to by the Laws of the jurisdiction in which the Employee is working, or (B) a governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an Employee.

“Seller Retained IT Assets” shall mean the IT Assets set forth on Schedule 1.1(j).

“Seller Retained Software” shall mean the Software set forth on Schedule 1.1(k).

“Separate Company Return” shall mean a Tax Return required to be filed on a separate company basis by an Acquired Entity or any of its Subsidiaries which, for the avoidance of doubt, does not include any affiliated, consolidated, combined, unitary or other similar return filed with respect to a group of corporations as to which the Acquired Entity or relevant Subsidiary is not, or has not been, the common parent.

“Singapore Agreements” shall mean the Secondment Agreement and the Technical Services Agreement.

“Singapore Project” shall mean the obligations of Parent and its Affiliates under that certain (i) Design, Engineering and Procurement Performed Outside Singapore for the Olefins Recovery and Utilities Facilities at Jurong Island, Singapore between ExxonMobil Chemical Asia Pacific, a division of ExxonMobil Asia Pacific Pte. Ltd., and Stone & Webster International, Inc., dated as of May 25, 2007 and (ii) Engineering, Procurement and Construction Performed Within Singapore for the Olefins Recovery and Utilities Facilities at Jurong Island, Singapore between ExxonMobil Chemical Asia Pacific, a division of ExxonMobil Asia Pacific Pte. Ltd., and Stone & Webster Asia, Inc. dated as of May 25, 2007, each as amended from time to time.

“Software” shall mean computer software programs, including all source code, object code, and documentation related thereto.

“Straddle Tax Period” shall mean any complete Tax period that includes but does not end on the Closing Date.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), either the managing member or general partner or a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be any managing director or general partner of such business entity (other than a corporation) or control any managing director or general partner of such business entity (other than a corporation) or (iii) is otherwise contractually entitled to direct and control.

“Subsidiary Seller” shall mean each of the Subsidiaries of Parent that has any right, title or interest in (i) any Other Acquired Assets or (ii) any Acquired Equity Interests, including such Affiliates as are listed on Schedule 1.1(l), and “Subsidiary Sellers” means all of such Subsidiaries.

“Tax” or “Taxes” shall mean all taxes, charges, duties, fees or other assessments including income, corporation, excise, property, sales, use, value-added, gross receipts, profits, gains, license, withholding (with respect to compensation or otherwise), payroll, employment, unemployment, disability, wealth, welfare, net worth, capital gains, purchase, transfer, stamp, ad valorem, conveyance, severance, production, registration, social security, environmental, occupation, franchise, alternative minimum, estimated, or other similar taxes imposed by any Taxing Authority, and including any interest, penalties or addition thereto.

“Tax Law” shall mean any Law relating to the imposition of any Tax.

“Tax Return” shall mean any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Technical Services Agreement” shall mean the technical services agreement between Stone & Webster Asia, Inc. and Buyer substantially in the form of Exhibit C attached hereto.

“Trademark License Agreement” shall mean the trademark license agreement between Parent and Buyer substantially in the form of Exhibit D attached hereto.

“Transfer Date” shall mean the date upon which a Transferred Employee becomes an employee of Buyer or an Affiliated Buyer.

“Transition Services Agreement” shall mean a transition services agreement between Parent and Buyer substantially in the form of Exhibit E attached hereto.

“Treasury Regulation” shall mean the treasury regulations promulgated under the Code, as amended.

“UK Pension Plan” shall mean the Shaw (S&W) Pension Plan.

“U.S. Person” shall have the meaning set forth in Section 7701(a)(30) of the Code.

“VAT” shall mean (i) any value-added Tax imposed by any member state of the EU in accordance with the Council Directive 2006/112/EC on the Common System of Value Added Tax, as amended or updated from time to time, or (ii) any similar value-added Tax imposed by any jurisdiction outside the EU.

“Weymouth Environmental Liability” shall mean any and all Environmental Liabilities arising out of the lease, operation or other use by Washington Group International, Inc., its Affiliates or any of their respective predecessors of the property located at, on or under 56 Woodrock Road, East Weymouth, Massachusetts prior to April 21, 2003, including Environmental Liabilities relating in any way to those matters that are the subject of the following Massachusetts Department of Environmental Protection Release Tracking Numbers (RTNs): 4-3011004; 4-3014966; 4-3014967; 4-3016701 and 4-3020537.

Section 1.2.         Index of Defined Terms.

As used in this Agreement, the following terms shall have the meanings assigned to them in the respective locations set forth below:

Term	Location
Accounting Principles	Section 2.8(a)
Aggregate Basket	Section 10.6(a)
Assumed Contracts	Section 2.2(g)
Assumed Employee Liabilities	Section 2.5(h)
Assumed Liabilities	Section 2.5
Assumed Tax Liabilities	Section 2.5(j)
ATCSA	Section 4.22(a)
Badger Balance Sheets	Section 5.5
Badger Financial Statements	Section 5.5
Badger Formation Contracts	Section 5.6(a)
Badger Material Contracts	Section 5.6(c)
Balance Sheets	Section 4.5
Business Transfer Agreements	Section 2.10
Buyer	Preamble

Term	Location
Buyer Indemnitees	Section 10.1
Buyer’s 401(k) Plan	Section 7.4(l)
Canadian Subsidiaries	Section 2.4(a)(xiii)
Ceiling	Section 10.6(a)
Closing Date	Section 3.1
Closing Statement Firm	Section 2.8(a)
Closing Statements	Section 2.8(a)
Canadian Subsidiaries	Section 2.4(a)(xiii)
Consulting Subsidiaries	Section 2.4(a)(x)
Continuing Credit Support Obligations	Section 7.8(c)
Conveyed Assets	Section 2.2
Copyrights	Section 1.1
Disputed Item	Section 2.8(b)
Draft Allocation	Section 2.9(b)
Estimated Closing Debt	Section 2.7(b)
Estimated Closing Working Capital	Section 2.7(b)
EU	Section 7.4(b)(ii)
Excluded Assets	Section 2.4(a)
Excluded Contracts	Section 2.4(a)(ix)
FCPA	Section 4.22(a)
Final Allocation	Section 2.9(b)
Financial Statements	Section 4.5
Form 8023	Section 7.3(c)(i)
Fundamental Representations	Section 10.5(c)
Governmental Competition Authority	Section 7.2(a)
Indemnified Party	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Independent Accountant	Section 2.8(c)
Industrial Designs	Section 1.1
Loss or Losses	Section 10.1
Material Contracts	Section 4.10(a)
New UK DC Plan	Section 7.4(n)(ii)
Non-U.S. Employee	Section 7.4(b)(ii)
Non-U.S. Transferred Employee	Section 7.4(b)(ii)
Owned Business IPR	Section 4.11(c)
Parent	Preamble
Parent Indemnitees	Section 10.2
Patents	Section 1.1
Paying Party	Section 2.8(e)
Per Claim Basket	Section 10.6(a)
Pre-Closing Tax Claim	Section 7.3(i)
Pre-Closing Tax Returns	Section 7.3(b)(ii)
Property Taxes	Section 7.3(e)
Purchase Price	Section 2.7

Term	Location
Purchase Price Calculation Statement	Section 2.7(b)
Purchase Price Cap	Section 10.6(c)
Qualified Offer	Section 7.4(c)
Receiving Party	Section 2.8(e)
Registered Business IPR	Section 4.11(e)
Resolution Period	Section 2.8(c)
Restricted Period	Section 7.15(a)
Retained Liabilities	Section 2.6
Retained Names	Section 7.11(a)
Retained Overhead Employees	Section 7.4(r)
Retention Period	Section 7.3(a)(ii)
Retention Program	Section 7.4(o)
Section 338(g) Election	Section 7.3(c)(ii)
Section 338(h)(10) Election	Section 7.3(c)(i)
Seller’s 401(k) Plan	Section 7.4(l)
Straddle Tax Claim	Section 7.3(i)
Straddle Tax Returns	Section 7.3(b)(iii)
Tangible Personal Property	Section 2.2(e)
Tangible Personal Property Lease	Section 2.2(f)
Third Party Claim	Section 10.4(a)
Trade Secrets	Section 1.1
Trademarks	Section 1.1
Transfer Taxes	Section 7.3(f)
Transferred Employees	Section 7.4(c)
Transferred Plan Assets	Section 2.2(n)
UKBA	Section 4.22(a)
U.S. Transferred Employee	Section 7.4(c)
Vesting Program	Section 7.4(o)(ii)
WARN	Section 7.4(m)

Section 1.3.         Other Definitional Provisions and Construction.

(a)          Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)          As used in this Agreement, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including”, and words of similar import, shall mean “including, but not limited to” and “including, without limitation”, (iii) the terms “dollars” and “U.S.$” shall mean United States Dollars, the lawful currency of the United States of America, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (v) the word “or” is not exclusive, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (vii) references to a Person are also to its permitted successors and assigns.

(c)          References to “Articles”, “Sections”, “Subsections”, “Annexes”, “Disclosure Schedules” or “Exhibits” shall mean the Articles, Sections or Subsections of, or the Annexes, Disclosure Schedules or Exhibits to, this Agreement, as the case may be, except as may be otherwise specified.  All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(d)          Except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

(e)          Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2.
PURCHASE AND SALE

Section 2.1.         Purchase and Sale of the Business.

Upon the terms and subject to the conditions set forth herein, for the Purchase Price, at the Closing and effective as of the Effective Time, Buyer shall purchase or cause an Affiliated Buyer to purchase from Parent or a Subsidiary Seller, and Parent shall sell, convey, transfer, assign and deliver (in the case of the Conveyed Assets (as defined below) that are held by Parent), or shall cause a Subsidiary Seller to sell, convey, transfer, assign and deliver (in the case of the Conveyed Assets that are held by the Subsidiary Sellers), the Conveyed Assets to Buyer or an Affiliated Buyer, free and clear of all Encumbrances other than Permitted Encumbrances (provided, that neither Buyer nor Affiliated Buyers will be required to purchase Conveyed Assets to the extent held by Acquired Entities, but such Conveyed Assets will or shall constitute Conveyed Assets for all other purposes of this Agreement).

Section 2.2.         Conveyed Assets and Equity Interests.

For purposes of this Agreement, the term “Conveyed Assets” shall mean, except for any Excluded Assets and except as expressly provided otherwise herein, all of the respective right, title and interest in and to all the assets, properties and rights used or held for use primarily in the Business, including the following:

(a)          the Acquired Equity Interests;

(b)          the Badger Equity Interests;

(c)           Escrow Cash;

(d)          the Real Property Leases together with the applicable E&C Group Member’s right, title and interest in all buildings, structures, improvements, paved parking lots and fixtures thereon and all other appurtenances thereto;

(e)          the furniture, equipment, machinery, supplies, materials, spare parts, tools, office equipment, IT Assets, personal property and other tangible property, in each case that are (i) used or held for use primarily in the Business or (ii) located at or upon the Leased Real Property (collectively, the “Tangible Personal Property”);

(f)           the leases relating to the Tangible Personal Property (the “Tangible Personal Property Leases”);

(g)          other than the Excluded Contracts, to the extent not otherwise provided for in clauses (d) through (f) above: (i) all Contracts relating primarily to the Business with customers of the Business and (ii) all other Contracts relating primarily to the Business or the Conveyed Assets (including the IP Alliance Agreements) (collectively, the “Assumed Contracts”), including all security deposits under any Real Property Lease;

(h)          all rights, title and interest in and to the Conveyed Canadian Assets;

(i)           the Inventory and Accounts Receivable;

(j)           the Business Intellectual Property Rights;

(k)          all intangible rights and property relating primarily to the Business (other than the Business Intellectual Property Rights which are addressed in (j) above), including value as a going concern and all goodwill relating primarily to the Business;

(l)           any Governmental Authorizations (and pending applications and renewals therefor) relating primarily to the Business or to any Conveyed Asset, as listed on Schedule 2.2(l);

(m)          the Prepaid Expenses;

(n)          all assets relating to any Seller Benefit Plan that are expressly required to be transferred to Buyer pursuant to Section 7.4 and all assets relating to any Assumed Employee Benefit Plan (the “Transferred Plan Assets”);

(o)          (i) originals (or to the extent originals are required by applicable Law to be retained by Parent or any Subsidiary Seller, copies) of the Books and Records pertaining solely to the Business or the Conveyed Assets in the possession, custody or control of Parent or any of its Affiliates and (ii) copies of all other Books and Records, to the extent primarily relating to the Business, in the possession, custody or control of Parent or any of its Affiliates;

(p)          all other properties and assets (but not including any real property) (i) relating to the Business and located at the Leased Real Property or (ii) relating primarily to the Business and located at any location other than the Leased Real Property; and

(q)          all rights, claims, credits, causes of action and rights of set-off to the extent primarily relating to any Conveyed Asset or any Assumed Liability, whether choate or inchoate, known or unknown or contingent or non-contingent, including all claims pursuant to guarantees, representations, warranties, indemnities and similar provisions made by suppliers, manufacturers, contractors and other third parties in respect of any Conveyed Asset or any Assumed Liability.

Section 2.3.              Consents.

(a)          There shall be excluded from the Conveyed Assets any Real Property Lease, Tangible Personal Property Lease, Assumed Contract, Governmental Authorization, Contract, license or right which is not assignable or otherwise transferable without the consent of any Person other than Parent, the Subsidiary Sellers or any other Affiliate of Parent or Buyer, to the extent that such consent shall not have been given prior to the Closing; provided, however, that subject to Section 8.2(d), each of Parent, the Subsidiary Sellers and Buyer shall have the continuing obligation for a reasonable period not to exceed nine (9) months commencing on the Closing Date to use its commercially reasonable efforts to obtain all necessary consents to the assignment or other transfer thereof and, upon obtaining the requisite third party consents thereto, such Real Property Leases, Tangible Personal Property Leases, Assumed Contracts, Governmental Authorizations, Contracts, licenses and rights, if such would, but for the lack of such consent, otherwise be included in the Conveyed Assets, shall be assigned or otherwise transferred to Buyer or an Affiliated Buyer hereunder; and provided, further, that, if any such requisite consent cannot be obtained, at Buyer’s request, the parties shall cooperate with each other in a mutually agreeable arrangement to endeavor to obtain for Buyer an arrangement which Buyer reasonably shall request designed to provide for Buyer the benefits thereof in some other manner, including sub-contracting, sub-licensing, or sub-leasing (provided that such arrangement shall not include any obligation to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party).

(b)          Buyer acknowledges that certain consents to the Contemplated Transactions may be required from parties to the Real Property Leases, Tangible Personal Property Leases, Assumed Contracts, other Contracts, Governmental Authorizations, licenses or rights and that such consents have not been and may not be obtained.  Buyer agrees that, except as provided in Section 2.3(a), neither Parent nor the Subsidiary Sellers shall have any liability or obligation whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions or because of the default under or acceleration or termination or any Real Property Lease, Tangible Personal Property Lease, Assumed Contract, other Contract, Governmental Authorization, license or right, as a result thereof.  Buyer further agrees that no representation, warranty or covenant of Parent contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination, or (ii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

Section 2.4.              Excluded Assets of the Business.

(a)          Notwithstanding any provision in this Agreement, it is hereby acknowledged and agreed that Buyer and the Affiliated Buyers shall not purchase, acquire or accept, and Parent and/or the Subsidiary Sellers, as the case may be, shall retain, with respect to the Business, all of the following rights and assets of any kind (all such rights and assets, the “Excluded Assets”):

(i)             Cash Equivalents that have been distributed out of the Business prior to the Closing Date;

(ii)            all Tax refunds or credits (whether by payment, credit, offset or otherwise) to the extent attributable to a Pre-Closing Tax Period (other than Tax reimbursements or receivables relating to the service tax in India and Tax refunds or credits included in current assets in the calculation of Final Closing Working Capital);

(iii)           the books and records of Parent and its Affiliates, except as set forth in Section 2.2(o) and Section 2.4(c);

(iv)           any legal or beneficial interest in the share capital of any Subsidiary Seller, any other Affiliate of Parent or any other Person, except for the Acquired Equity Interests and the Badger Equity Interests;

(v)           all real property currently or formerly owned or leased by Parent or any Subsidiary Seller other than the Leased Real Property;

(vi)          all assets (other than the Transferred Plan Assets) relating to any Seller Benefit Plan or any Employee Benefit Plan of Parent or any Subsidiary Seller and any employee salary advances in respect of periods prior to Closing owed to Parent or an Affiliate of Parent other than an Acquired Entity;

(vii)          the Seller Retained Software, the Seller Retained IT Assets and the Retained Names;

(viii)        all insurance policies, issued to or for the benefit of Parent and its predecessors, whether issued for past or current policy periods, including all title, general liability, excess liability, fire, property, casualty, all-risk, business interruption, workers’ compensation, crime and fidelity, directors and officers, errors and omissions, surety bonds, and other forms of insurance, captive insurance, self-retention and fronting policies and corresponding arrangements, as well as any and all related claims, benefits, rights, proceeds, choses in action, or other interests arising from such insurance policies, or from any coverage agreements entered into by Parent and its predecessors relating to such policies;

(ix)           all rights under those agreements listed or described on Schedule 2.4(a)(ix) (the “Excluded Contracts”);

(x)            all rights, title and interest in and to the share capital or assets of those Subsidiaries listed or described on Schedule 2.4(a)(x) (the “Consulting Subsidiaries”);

(xi)           all rights, title and interest in and to any assets exclusively used in, exclusively held for use in, or exclusively relating to the Retained Consulting Business, including those listed or described on Schedule 2.4(a)(xi);

(xii)          all rights, title and interest in and to any assets exclusively used in, exclusively held for use in, or exclusively relating to the Retained Baton Rouge Business, including those listed on Schedule 2.4(a)(xii);

(xiii)         all rights, title and interest in and to the share capital or assets of those Subsidiaries listed or described on Schedule 2.4(a)(xiii) (the “Canadian Subsidiaries”) other than the Conveyed Canadian Assets;

(xiv)         all rights, title and interest in and to any assets exclusively used in, exclusively held for use in, or exclusively relating to the Retained Canadian Business, other than the Conveyed Canadian Assets;

(xv)          any Conveyed Assets sold or otherwise disposed of in the ordinary course of business consistent with past practice, prior to the Closing Date and in compliance with Section 7.10;

(xvi)         all rights, claims, credits and refunds to the extent relating to any of the foregoing Excluded Assets or any Retained Liability, whether arising before or after the Closing;

(xvii)        any right, property or other asset that arises out of or relates exclusively to any of the foregoing Excluded Assets; and

(xviii)       all rights, title and interest in and to any Retained Business Employees.

(b)          The parties acknowledge and agree that, for the purposes of this Agreement, Buyer and the Affiliated Buyers shall not purchase, acquire or accept any rights of Parent or any Subsidiary Seller under this Agreement or the Ancillary Agreements to which Parent or any such Subsidiary Seller is a party.

(c)          Notwithstanding anything in Section 2.4(a) to the contrary and for the avoidance of doubt, on and after the Closing Date, Parent and its Affiliates shall not retain copies of, or otherwise have the right to use, any Business Intellectual Property Rights, including any Industrial Designs included in the Business Intellectual Property Rights.

Section 2.5.              Assumed Liabilities of the Business.

Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume (or will cause an Affiliated Buyer to assume) and thereafter pay, discharge or perform when due all Liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise), to the extent primarily arising out of or pertaining to the Business (as currently or formerly conducted) or the Conveyed Assets other than the Retained Liabilities (the “Assumed Liabilities”), including the following:

(a)          all Accounts Payable outstanding whether arising before, on or after the Closing Date;

(b)          all Liabilities under or in connection with any Assumed Contract, whether arising before, on or after the Closing Date; provided that Liabilities arising out of or relating to any termination or announcement or notification of an intent to terminate any Assumed Contract before or on the Closing Date shall not be an Assumed Liability;

(c)          all Liabilities to the extent primarily relating to, or arising out of, the operation or conduct of the Business, any Conveyed Asset, the ownership or lease by Buyer and its Affiliates of any Conveyed Asset or the realization of the benefits of any Conveyed Asset, in each case whether arising before, on or after the Closing Date;

(d)          subject to Section 7.4(h), all Environmental Liabilities (other than the Weymouth Environmental Liability) to the extent primarily relating to the Business or any Conveyed Asset, whether arising before, on or after the Closing Date;

(e)          all Liabilities to the extent primarily relating to, or arising out of, Parent and its Affiliates at any time being the owner or occupant of, or the operator of the activities conducted at, any Leased Real Property, in each case whether arising before, on or after the Closing Date;

(f)           all Liabilities in respect of any Proceeding to the extent primarily relating to, or arising out of, any Conveyed Asset or the operation or conduct of the Business whether arising before, on or after the Closing Date (including any Liabilities to the extent primarily relating to any product liability, consumer protection, consumer fraud, breach of warranty or similar claim for injury or death to person or damage to or destruction of property);

(g)          all Liabilities to the extent primarily relating to, or arising out of, the return (including any return based on breach of warranty) of, or refund, adjustment, allowance, rebate or exchange in respect of, any product marketed or sold in connection with the Business or the Conveyed Assets, whether arising before, on or after the Closing Date;

(h)          all Liabilities to the extent primarily relating to, or arising out of, any Seller Benefit Plan that are expressly required to be assumed pursuant to Section 7.4 and all Liabilities, whether arising before, on or after the Closing Date, to the extent primarily relating to, or arising out of, any Assumed Employee Benefit Plan (collectively, the “Assumed Employee Liabilities”);

(i)           all Liabilities with respect to Non-U.S. Transferred Employees and U.S. Transferred Employees as set forth in Sections 7.4(b), (c) and (e), in each case whether arising before, on or after the Closing Date;

(j)          (i) all Taxes arising out of, relating to or in respect of the Business or the Conveyed Assets for all Post-Closing Tax Periods and (ii) the Transfer Taxes allocated to Buyer pursuant to Section 7.3(f) (such Liabilities in clauses (i) and (ii), the “Assumed Tax Liabilities”); and

(k)          Debt.

Section 2.6.                      Retained Liabilities of the Business.

Notwithstanding any provision in this Agreement, it is hereby acknowledged and agreed that Buyer and the Affiliated Buyers shall not assume, and Parent and/or the Subsidiary Sellers, as the case may be, shall retain, the following Liabilities (the “Retained Liabilities”):

(a)          Liabilities to the extent relating to, or arising out of, the Excluded Assets;

(b)          Liabilities to the extent arising in connection with any Seller Benefit Plan (including but not limited to the UK Pension Plan and the Canadian DB Plan), except for Assumed Employee Liabilities;

(c)          Liabilities to the extent directly arising out of those litigation matters or disputes set forth on Schedule 2.6(c);

(d)          Liabilities to the extent arising in connection with all retention, bonus or similar awards payable to Employees as a result of, in connection with or with respect to the transactions contemplated by this Agreement, including the Retention Program and Vesting Program but excluding any such arrangements entered into between Buyer or its Affiliates and Employees;

(e)          Liabilities with respect to Retained Business Employees;

(f)           Weymouth Environmental Liability; and

(g)          Liabilities to the extent arising primarily out of any business other than the Business.

Section 2.7.                      Purchase Price.

(a)          At the Closing, in consideration of the sale and transfer of the Conveyed Assets of the Business as a whole and other covenants of Parent contained herein, Buyer shall pay, for itself and as agent for the Affiliated Buyers, to Parent, for itself and as agent for the Subsidiary Sellers, the “Purchase Price”, which shall mean an amount equal to the result of the following:

(i)              U.S. $298,000,000, minus

(ii)            Estimated Closing Debt, plus

(iii)           if Estimated Closing Working Capital exceeds Base Closing Working Capital, the amount of such excess, minus

(iv)           if Base Closing Working Capital exceeds Estimated Closing Working Capital, the amount of such excess.

The Purchase Price shall be paid in immediately available funds by wire transfer to Parent and/or one or more Subsidiary Sellers in accordance with written instructions given by Parent to Buyer not less than two (2) Business Days prior to the Closing Date or such later time as may be agreed by Parent and Buyer.  The Purchase Price shall be subject to adjustment as provided for in Section 2.8.

(b)          Three (3) Business Days prior to the Closing Date, Parent shall deliver to Buyer a written statement (the “Purchase Price Calculation Statement”) setting forth its good faith estimate of (i) the amount of (A) Closing Debt (the “Estimated Closing Debt”) and (B) Closing Working Capital (the “Estimated Closing Working Capital”) and (ii) the calculation of the Purchase Price based thereon.

Section 2.8.              Purchase Price Adjustment.

(a)          Within ninety (90) days after the Closing Date, Buyer shall deliver to Parent a statement of Closing Working Capital and a statement of Closing Debt and the balance sheet of the Business as of the close of business on the Closing Date (collectively, the “Closing Statements”).  The Closing Statements shall be reviewed by KPMG LLP or, if KPMG LLP is unavailable, another accounting firm of recognized international standing upon which Parent and Buyer shall mutually agree (the “Closing Statement Firm”), with the cost of such review to be shared equally by Buyer and Parent, and shall be prepared in accordance with the accounting principles set forth on Schedule 2.8(a) (the “Accounting Principles”).  The Closing Statements shall be accompanied by an agreed upon procedures report duly executed by the Closing Statement Firm.  Parent and Buyer shall work together in good faith to agree within fifteen (15) Business Days of the date hereof upon the procedures to be followed by the Closing Statement Firm in its review of the Closing Statements.  During the preparation of the Closing Statements by Buyer and the period of any dispute with respect to the application of this Section 2.8, Parent shall, and shall cause the Subsidiary Sellers and their respective Affiliates to, (i) provide Buyer and Buyer’s accountants, advisors and other representatives with reasonable access during normal business hours to the Books and Records, properties and personnel of Parent to the extent relevant to the preparation of the Closing Statements and (ii) assist Buyer and Buyer’s accountants, advisors and other representatives in the preparation of the Closing Statements.

(b)          Parent may dispute the amounts reflected on the line items of a Closing Statement (each, a “Disputed Item”), but only on the basis of (i) mathematical errors or (ii) such Closing Statement not being calculated in accordance with Section 2.8; provided, however, that in each case Parent shall notify Buyer in writing of each Disputed Item, and specify in reasonable detail the amount thereof in dispute and the basis therefor, within thirty (30) days after such Closing Statement has been received by Parent.  The failure by Parent to provide a notice of Disputed Items to Buyer within such period will constitute Parent’s final and binding acceptance of all items in such Closing Statement.

(c)          If a notice of Disputed Items shall be timely delivered pursuant to clause (b) above, Parent and Buyer shall, during the ten (10) Business Days following the date of such delivery (the “Resolution Period”), negotiate in good faith to resolve the Disputed Items.  If, during the Resolution Period, the parties reach an agreement, such agreement shall be evidenced in writing and such Closing Statement (as revised pursuant to such written agreement) shall become final and binding on the date of such agreement.  If, during the Resolution Period, the parties are unable to reach agreement, Parent and Buyer shall refer all unresolved Disputed Items to BDO Seidman LLP or, if BDO Seidman LLP is unavailable, another independent accounting firm of recognized international standing upon which Parent and Buyer shall mutually agree (the “Independent Accountant”).  The Independent Accountant shall make a determination, acting as an expert and not as an arbitrator, with respect to unresolved Disputed Items within thirty (30) days after its engagement by Parent and Buyer, which determination shall be made in accordance with the rules set forth in this Section 2.8.  In making such determinations, the Independent Accountant shall consider only the Disputed Items (and not any other items or amounts in such Closing Statement), and shall resolve the amount of each Disputed Item within the range of difference between Buyer’s and Parent’s calculations of such item.  The Independent Accountant shall deliver to Parent and Buyer, within such thirty (30) day period, a report setting forth (i) its adjustments, if any, to such Closing Statement and (ii) the calculations supporting such adjustments.  Such report shall be final, conclusive and binding on the parties.  Parent and Buyer shall share equally all costs incurred in connection with the engagement of the Independent Accountant.

(d)          If the Estimated Closing Working Capital exceeds the Final Closing Working Capital, or if the Final Closing Debt exceeds the Estimated Closing Debt, then Parent, for itself and as agent for the Subsidiary Sellers, shall pay to Buyer, for itself and as agent for the Affiliated Buyers, the amount of such shortfall in accordance with paragraph (e).  If the Final Closing Working Capital exceeds the Estimated Closing Working Capital, or if the Estimated Closing Debt exceeds the Final Closing Debt, then Buyer, for itself and as agent for the Affiliated Buyers, shall pay to Parent, for itself and as agent for the Subsidiary Sellers, the amount of the excess in accordance with paragraph (e).

(e)          All payments to be made under paragraph (d) will be paid by the party obligated to make such payment under this Section 2.8 (the “Paying Party”) to the other party (the “Receiving Party”), for itself and as agent for its Affiliates (as applicable), within ten (10) days after the determination of the Agreed Closing Statement, in dollars by wire transfer of immediately available funds, in accordance with written instructions given by the Receiving Party to the Paying Party (which instructions shall be provided by the Receiving Party promptly, and no later than eight (8) days, after the determination of the Agreed Closing Statement (or such later time as may be agreed by Parent and Buyer)), together with interest on such amount from the Closing Date to the date of such payment, at a rate equal to the Interest Rate on the Closing Date.

(f)          For purposes of the preparation of the Closing Statements and determining amounts of payments to be made under Section 2.8(d), all amounts in a currency other than dollars shall be converted to dollars at the applicable Bloomberg Currency Composite Rate (London (CMPL)) (or any successor thereto) at 6 p.m., London time, on the Business Day prior to the Closing Date, or such other date as Parent and Buyer may agree to be appropriate for the relevant calculation.

Section 2.9.              Allocation of the Purchase Price.

(a)          Parent and Buyer acknowledge and agree that the Purchase Price shall be allocated among Parent and each Subsidiary Seller as set forth in Schedule 2.9, subject to such adjustment to the Purchase Price as may occur pursuant to Section 2.8.  The portion of the Purchase Price allocable to Parent and each Subsidiary Seller plus the Assumed Liabilities and the liabilities of the Acquired Entities shall be further allocated as set forth below.

(b)          The portion of the Purchase Price allocated to each Subsidiary Seller of Other Acquired Assets plus the Assumed Liabilities related to such Other Acquired Assets shall be allocated among such Other Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Not later than forty-five (45) days following the Closing Date, Parent shall deliver to Buyer a preliminary allocation (a “Draft Allocation”) with respect to the Other Acquired Assets.  Unless Buyer objects to the Draft Allocation in writing within fifteen (15) days after receipt thereof, the Draft Allocation shall become final (a “Final Allocation”).

(c)          The portion of the Purchase Price allocated to Parent and each Subsidiary Seller that is a seller of a Consolidated Domestic Subsidiary, plus the liabilities of such a Consolidated Domestic Subsidiary, shall be allocated among the assets of such Consolidated Domestic Subsidiary pursuant to Section 338 of the Code and the Treasury Regulations thereunder, and such allocation shall be used to determine the “aggregate deemed sale price” and the “adjusted grossed up basis” for the assets of such Consolidated Domestic Subsidiary (including the assets of any of its Subsidiaries for which a Section 338(h)(10) Election is made or the assets of any of its Subsidiaries that is a pass-through entity).  Not later than forty-five (45) days following the Closing Date, Parent shall deliver to Buyer a Draft Allocation with respect to the assets of each Consolidated Domestic Subsidiary (and its Subsidiaries, as applicable).  Unless Buyer objects to the Draft Allocation in writing within fifteen (15) days after receipt thereof, the Draft Allocation shall become the Final Allocation.

(d)          If Parent requests that a Section 338(g) Election be made with respect to the Acquired Foreign Corporation, the portion of the Purchase Price allocated to the Subsidiary Seller of the Acquired Foreign Corporation plus the liabilities of such Acquired Foreign Corporation, shall be allocated among the assets of such Acquired Foreign Corporation pursuant to Section 338 of the Code and the Treasury Regulations thereunder, and such allocation shall be used to determine the “aggregate deemed sale price” and the “adjusted grossed up basis” for the assets of such Acquired Foreign Corporation.  Not later than forty-five (45) days following the Closing Date, Parent shall deliver to Buyer a Draft Allocation with respect to the assets of the Acquired Foreign Corporation (and its Subsidiaries, as applicable).  Unless Buyer objects to the Draft Allocation in writing within fifteen (15) days after receipt thereof, the Draft Allocation shall become the Final Allocation.

(e)          The portion of the Purchase Price allocated to each Subsidiary Seller of a Pass-through Entity, plus the liabilities of such Pass-through Entity, shall be allocated among the assets of such Pass-through Entity (and the assets of any of its Subsidiaries to the extent the assets of such Subsidiary are treated as sold) in accordance with Sections 1060, 743 or 751 of the Code (as applicable) and the Treasury Regulations thereunder (as applicable).  Not later than forty-five (45) days following the Closing Date, Parent shall deliver to Buyer a Draft Allocation with respect to the assets of each Pass-through Entity (and the assets of any of its Subsidiaries to the extent the assets of such Subsidiaries are treated as sold).  Unless Buyer objects to the Draft Allocation in writing within fifteen (15) days after receipt thereof, the Draft Allocation shall become the Final Allocation.

(f)           Parent and Buyer agree that each Final Allocation, as adjusted, shall be used by Parent, the Subsidiary Sellers, Buyer, the Affiliated Buyers, and their respective Affiliates for all Tax reporting purposes.

(g)          Notwithstanding anything to the contrary in subsections (b) through (f) of this Section 2.9, if Buyer objects to a Draft Allocation within fifteen (15) days after receipt thereof, the parties agree to work in good faith to resolve such dispute.  If the parties fail to reach a resolution of such dispute within thirty (30) days after the date on which Buyer provides written notice of such objection, the applicable Final Allocation shall be determined in accordance with the dispute resolution procedures set forth in Section 2.8(c).  The Final Allocations shall be revised to take into account any adjustments to the Purchase Price pursuant to Section 2.8 allocated to, as applicable, (i) a Subsidiary Seller of Other Acquired Assets with respect to such Other Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, (ii) Parent or the applicable Subsidiary Seller with respect to the assets of a Consolidated Domestic Subsidiary sold by Parent or such Subsidiary Seller (and any Subsidiaries of any such Consolidated Domestic Subsidiary, as applicable) in a manner consistent with Section 338 of the Code and the Treasury Regulations thereunder, (iii) the Subsidiary Seller of the Acquired Foreign Corporation in a manner consistent with Section 338 of the Code and the Treasury Regulations thereunder, or (iv) a Subsidiary Seller with respect to the assets of each Pass-through Entity (and the assets of any of its Subsidiaries, as applicable) sold by such Subsidiary Seller in a manner consistent with Sections 1060, 743 or 751 of the Code (as applicable) and the Treasury Regulations thereunder (as applicable), in each case, in a manner consistent with the Final Allocation to which such Purchase Price adjustment relates.

Section 2.10.            Business Transfer Agreements.

The transfer of the Conveyed Assets, including the Acquired Equity Interests, and the assumption of the Assumed Liabilities will be effected pursuant to short-form business transfer agreements, Intellectual Property Rights transfer agreements/assignments, and/or the assignment of equity interests or delivery of stock certificates, as applicable (the “Business Transfer Agreements”), on a country-by-country basis as agreed to by the parties.  The parties shall execute and deliver or cause their respective Affiliates to execute and deliver the Business Transfer Agreements at the Closing upon the terms and subject to the conditions of this Agreement.

ARTICLE 3.
CLOSING

Section 3.1.              Closing.

The Closing shall take place at the offices of Vinson & Elkins LLP, at Houston, Texas, at 10:00 a.m., U.S. central standard time, on the first date that is both (a) at least three (3) Business Days following the satisfaction (or, to the extent permitted, waiver by the parties entitled to the benefits thereof) of all the conditions set forth in Article 8 and (b) the last Business Day of the month in which all such conditions are satisfied or waived, or at such other times and places as the parties hereto may mutually agree.  The date on which the Closing occurs is the “Closing Date”.  All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all are complete, except as specifically provided herein.  The Closing shall be deemed to be effective as to each jurisdiction in which the Conveyed Assets are transferred to, and the Assumed Liabilities are assumed by, Buyer or the applicable Affiliated Buyer as of the Effective Time.

Section 3.2.              Closing; Deliveries.

(a)          At the Closing, Parent, for itself and as agent for the Subsidiary Sellers and their Affiliates, shall deliver or cause to be delivered to Buyer, for itself and as agent for the Affiliated Buyers, the Ancillary Agreements and any other instruments and documents set forth in Schedule 3.2(a).

(b)          At the Closing, Buyer, for itself and as agent for the Affiliated Buyers, shall deliver to Parent, for itself and as agent for the Subsidiary Sellers: (i) the Purchase Price by wire transfer in dollars in immediately available funds in accordance with the written instructions provided by Parent pursuant to Section 2.7; and (ii) the Ancillary Agreements and any other instruments and documents set forth in Schedule 3.2(b).

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
OF PARENT

Except as set forth in the Disclosure Schedules attached hereto (it being understood that any information set forth in one section or subsection of such Disclosure Schedules shall be deemed to apply to and to qualify the Section or Subsection of this Agreement to which it corresponds in number and each other Section or Subsection of this Agreement to the extent it is reasonably apparent that such information is relevant to such other Section or Subsection), Parent hereby represents and warrants to Buyer the following; provided that notwithstanding any term or provision of this Agreement to the contrary, Seller makes no representation or warranty, express or implied, under this Article 4, relating in any way to Badger or the Dormant IP Agreements.

Section 4.1.              Organization.

(a)          Each E&C Group Member is duly organized, validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the Laws of its respective jurisdiction of incorporation or organization. Parent and the Subsidiary Sellers have heretofore delivered to Buyer true and complete copies of their respective certificates of incorporation and bylaws as currently in effect.  Each E&C Group Member and has full power and authority to own its properties in the places where such properties are now owned and all governmental licenses, authorizations, permits, consents and approvals required to carry on its carry on its business as such businesses are now being conducted, except where the absence of such power and authority, licenses, authorizations, permits, consents and approvals would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)          With respect to the Business, each E&C Group Member is duly qualified to do business in all jurisdictions in which such qualification is necessary because of the character of the properties owned by it or the nature of its activities, except for those jurisdictions where the failure to qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.2.              Authority; Binding Effect.

(a)          Parent has full power and authority, corporate and otherwise, to enter into this Agreement and each of Parent and the Subsidiary Sellers has full power and authority, corporate and otherwise, to enter into the Ancillary Agreements to which it is to be a party and to perform its obligations hereunder and thereunder (as the case may be).  This Agreement and the Ancillary Agreements to which Parent and the Subsidiary Sellers are to be a party have been duly authorized and approved by all necessary corporate action, including any approval required by any Subsidiary Seller’s stockholders.

(b)          Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.  Assuming the due authorization, execution and delivery of the Ancillary Agreements by Buyer or the relevant Affiliated Buyer (as the case may be), each Ancillary Agreement to be executed by Parent or any  Subsidiary Seller, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Parent or the relevant Subsidiary Seller (as the case may be), enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

Section 4.3.              Non-Contravention.

The execution and delivery of this Agreement by Parent, the execution and delivery of the Ancillary Agreements by Parent or any Subsidiary Seller and the consummation of the Contemplated Transactions, do not and will not (a) violate any provision of the organizational documents of any E&C Group Member, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any E&C Group Member under any Assumed Contract to which such E&C Group Member is a party or to which any Conveyed Assets are subject, result in the creation or the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Conveyed Assets, or result in the cancellation, modification, revocation or suspension of any license or permit, authorization or approval or Governmental Authorization in respect of the Conveyed Assets, or (c) assuming compliance with the matters set forth in Schedules 4.4 and 6.5, violate any Law or any Governmental Authorization applicable to any E&C Group Member or any of the Conveyed Assets or any Order against any E&C Group Member or the Conveyed Assets, except with respect to clauses (b) and (c), for any violation, conflict, breach, default, termination, cancellation, acceleration, modification, revocation or suspension as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.4.              Parent Governmental Consents and Approvals.

The execution and delivery of this Agreement by Parent and the execution and delivery of the Ancillary Agreements by Parent and each Subsidiary Seller, and the performance of their respective obligations hereunder and thereunder, do not require any filing with, or clearance, consent or approval of, any Governmental Authority, except for (a) those filings, clearances, consents and approvals set forth in Schedule 4.4; (b) any clearances, consents and approvals under any applicable Competition Law, including the HSR Act; and (c) any filings, clearances, consents or approvals, the failure of which to effect or obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.5.              Financial Information and Liabilities.

(a)          Parent has made available to Buyer the unaudited balance sheets of the Business (without giving effect to the separation of the Retained Canadian Business from the Business as contemplated hereby) as of August 31, 2010, August 31, 2011, and February 29, 2012 (the “Balance Sheets”), and unaudited income statements of the Business (without giving effect to the separation of the Retained Canadian Business from the Business as contemplated hereby) for the twelve month periods ended August 31, 2010, and August 31, 2011, and the six month period ended February 29, 2012 (the “Financial Statements”).  The Financial Statements (i) have been prepared in accordance with the Accounting Principles and (ii) present fairly, in all material respects, the financial condition, assets and Liabilities of the Business (except insofar as the Financial Statements exclude Excluded Assets and Retained Liabilities) as of the dates of, and the periods referred to in, such Financial Statements in conformity with GAAP (except as set forth in Accounting Principles).

(b)          None of the E&C Group Members has any Liability with respect to the Business or the Conveyed Assets of any kind whatsoever, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, except for those Liabilities (i) that are reflected in the Balance Sheets of the Business as of February 29, 2012, (ii) incurred in the ordinary and usual course of business of the E&C Group Members consistent with past practices since February 29, 2012, (iii) arising in connection with the execution of this Agreement or the Ancillary Agreements, or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6.              Capitalization of the Acquired Entities.

Schedule 4.6 sets forth, with respect to each Acquired Entity, (a) its name, (b) its type of entity and jurisdiction of organization, (c) the number (other than for equity interests denominated in percentages), type and par value (where applicable) of each class of its authorized capital stock (or other equity interests), (d) the number (other than for equity interests denominated in percentages) of each class of equity interests that is issued and outstanding, (e) the record and (with respect to beneficial holders other than Parent and its Affiliates, to the Knowledge of Parent) beneficial holders of such equity interests and the number or percentage, as applicable, of each class held by each of them.  All outstanding shares of capital stock or other equity interests of each Acquired Entity were duly authorized and validly issued in compliance with all applicable Law, and are, where applicable, fully paid, nonassessable, and free of pre-emptive or other similar rights.  Except as set forth on Schedule 4.6, Parent or one or more of the Subsidiary Sellers owns of record and beneficially all the issued and outstanding shares of capital stock or other equity interests of all the Acquired Entities free and clear of any Encumbrances other than Permitted Encumbrances.  Except as set forth on Schedule 4.6, there are no outstanding options, warrants, rights or other securities exercisable, convertible or exchangeable for any capital stock or other equity interests of any Acquired Entity, any other commitments, agreements or other obligations providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of any capital stock or other equity interests of any Acquired Entity, or any agreements of any kind which may obligate any Acquired Entity to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or other equity interests.  Except as set forth on Schedule 4.6, the Acquired Entities do not own, directly or indirectly, any equity or voting interest in, or otherwise control, any Person, and have no agreement or commitment to acquire any such interest.  Except as set forth in Schedule 4.6, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the equity interests in Acquired Entities held by Parent or any of its Affiliates or, to the Knowledge of Parent, the equity interests in Acquired Entities held by any other Person.

Section 4.7.                      Absence of Material Adverse Effect.

(a)          Since August 31, 2011, the Business has been conducted in the ordinary and usual course consistent with past practices of the E&C Group and there has, with respect to the Business, been no change in the Conveyed Assets, Assumed Liabilities or results of operations that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Since August 31, 2011, to the date hereof, there has, with respect to the Business, been no:

(i)            damage, destruction, condemnation, Loss (whether or not covered by insurance), event, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect;

(ii)           material change in the accounting methods used by Parent or any Subsidiary Seller; or

(iii)           action by Parent or Subsidiary Sellers that, if taken during the period from the date hereof through the Closing Date without Buyer’s consent, would constitute a breach of Section 7.10.

Section 4.8.              Accounts Receivable.

The Accounts Receivable arose in the ordinary course of business of the Business.  All Accounts Receivable are reflected in the Balance Sheets. There are no setoffs, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such Accounts Receivable, and no setoff, counterclaim, dispute, discount or allowance from any such Accounts Receivable has been made or agreed to, in each case, other than such setoffs, counterclaims, disputes, discounts or allowances that are usual and customary in the conduct of the Business consistent with the past practices of Parent and the Subsidiary Sellers with respect to their reserves.

Section 4.9.              Real Property.

(a)           Schedule 4.9 lists all Real Property Leases.  Except as set forth in Schedule 4.9, no Real Property Lease has been modified or amended in writing or, to the Knowledge of Parent, orally.  All Real Property Leases are valid, binding and enforceable in accordance with their respective terms on or against the E&C Group Member that is a party thereto and, to the Knowledge of Parent, each other party thereto, and there does not exist under any such lease any default, or any event which with notice or lapse of time or both would constitute a default, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           To the Knowledge of Parent, there are no developments affecting any of the Leased Real Property pending or threatened, which might materially interfere with any present use of such Leased Real Property except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)           The buildings, structures and equipment included in the Leased Real Property have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of buildings (including the roofs thereof), and are structurally sound except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.10.            Material Contracts.

(a)          Except for (x) the Contracts set forth on Schedule 4.10(a), (y) Contracts entered into after the date hereof and (z) Contracts constituting Excluded Assets, neither Parent nor any other E&C Group Member is a party to or bound by the following (the “Material Contracts”):

(i)           any Contract for the purchase of raw materials, Inventory or other Tangible Personal Property, in each case used primarily in the Business with any supplier or for the furnishing of services primarily to the Business which is not subject to cancellation without penalty by the E&C Group Member party to such Contract upon notice of ninety (90) days or less, or the terms of which provide for remaining financial commitments or expenditures of the Business in excess of U.S. $100,000 (or its equivalent in any other currency);

(ii)           any Contract for the sale of Inventory or other Tangible Personal Property or for the furnishing of services primarily by the Business which is not subject to cancellation without penalty by the E&C Group Member party to such Contract upon notice of ninety (90) days or less, or the terms of which provide for remaining financial commitments or expenditures to the Business in excess of U.S. $100,000 (or its equivalent in any other currency);

(iii)           any Contract relating primarily to the Business concerning a joint venture, partnership or similar Contract involving the sharing of profits, losses, costs or Liabilities;

(iv)           any Contract relating primarily to the Business under which any E&C Group Member has created, incurred, assumed or guaranteed any Debt in excess of U.S. $100,000, or under which Parent or any Subsidiary Seller has imposed an Encumbrance on the Conveyed Assets;

(v)           any Contract relating primarily to the Business containing covenants limiting the freedom in any way of any E&C Group Member to compete with any Person in the Business;

(vi)           any severance Contract for the benefit of any director or officer of any Acquired Entity or any Employee involved in the management of the Business;

(vii)          any collective bargaining agreement for the benefit of Employees;

(viii)         any Contract under which any E&C Group Member has advanced or loaned any amount to any of the directors or officers of the Business or Employee, except in the ordinary course of business consistent with prior practice; or

(ix)           any Contract under which any E&C Group Member grants to or receives from any third Person, any license or right to use, or covenant not to sue under, any Business Intellectual Property Rights, other than off-the-shelf Software licenses that are generally available on commercially reasonable terms with an aggregate annual cost of less than $100,000.

(b)          (i) Each Material Contract is valid and binding on the E&C Group Member that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, and (ii) no E&C Group Member is in material breach of, or material default under, any Material Contract, nor, to the Knowledge of Parent, is any other party thereto.

(c)          Each Material Contract is an Assumed Contract.

Section 4.11.            Intellectual Property Rights.

(a)          The Business Intellectual Property Rights, together with the rights conferred under the Trademark License Agreement and the Transition Services Agreement, include all material Intellectual Property Rights used or held for use in connection with the Business as currently conducted.

(b)          The E&C Group Members own the Business Intellectual Property Rights or otherwise have the right to use the Business Intellectual Property Rights in connection with the operation of the Business as currently conducted pursuant to a valid and enforceable license, sublicense or other agreement.

(c)          The E&C Group Members are the sole and exclusive owners of each item of Business Intellectual Property Rights owned or purported to be owned by the E&C Group (“Owned Business IPR”), and hold all right, title and interest in and to the Owned Business IPR free and clear of any Encumbrances except for Permitted Encumbrances.  Other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, there exist no material restrictions on the disclosure, use, license or transfer of Owned Business IPR.

(d)          The consummation of the Contemplated Transactions will not (i) alter, encumber, impair or extinguish any Business Intellectual Property Rights or (ii) encumber any of the Intellectual Property Rights licensed or owned by Buyer or any Affiliated Buyer, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)           Schedule 4.11 (Parts I-III) contains a true and complete list of all registrations or applications for registration included in the Owned Business IPR (the “Registered Business IPR”).  To the Knowledge of Parent, each item of Registered Business IPR is valid and enforceable and in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no oppositions, cancellations, invalidity Proceedings, interferences or re-examination Proceedings pending or, to the Knowledge of Parent, threatened with respect to any Registered Business IPR.

(f)          None of the products or services of, or the exercise of Business Intellectual Property Rights in, the Business, as currently conducted, infringes or misappropriates upon or otherwise violates any rights in the nature of Intellectual Property Rights of any third Person, and there is no claim, action, suit, investigation or Proceeding pending against, or, to the Knowledge of Parent, threatened against or affecting the E&C Group Members in connection with the Business alleging any of the foregoing, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g)          To the Knowledge of Parent, no Person is infringing or misappropriating upon or otherwise violating the Business Intellectual Property Rights.

(h)          No Person has asserted any objection, threat or claim with respect to (i) the ownership, validity, scope or enforceability of the Business Intellectual Property Rights or (ii) the right of any E&C Group Member to exercise, sell or license any Business Intellectual Property Right, nor has Parent received any such claim in writing.

(i)          The E&C Group Members have taken commercially reasonable efforts to maintain and protect the Business Intellectual Property Rights (including making filings and payments of maintenance or similar fees for Registered Business IPR) and to maintain the confidentiality and otherwise protect and enforce their rights in Trade Secrets included in the Business Intellectual Property Rights and no such Trade Secret that is material to the Business and the value of which to the E&C Group Members is contingent upon maintaining the confidentiality thereof has been disclosed other than to employees, representatives and agents of the E&C Group Members, all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.12.            Warranty Claims.

Each of the services and products provided, sold, leased or delivered by the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Business has no liability (and there is no basis for any present or future Proceeding against the Business giving rise to any liability) for re-performance, replacement, cure or correction thereof or other damages in connection therewith, subject only to the reserve for warranty claims set forth in the Balance Sheets.  None of the services or products provided, sold, leased or delivered by the Business is subject to any guaranty, warranty or indemnity other than as set forth in the applicable Contracts.

Section 4.13.            Title to Conveyed Assets.

Except for Permitted Encumbrances, a E&C Group Member has good title to, or in the case of Leased Real Property or leased Tangible Personal Property has valid leasehold interests in, all Conveyed Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheets or acquired after February 29, 2012, except for properties and assets sold since February 29, 2012 in the ordinary course of business consistent with past practices (other than Business Intellectual Property Rights, which are the subject of Section 4.11).

Section 4.14.            Sufficiency of Assets.

(a)          Except for the exclusion of the Excluded Assets, assuming that (x) all consents, waivers, approvals, licenses, permits, authorizations, registrations, declarations, filings or notifications required to be made or obtained in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements and the Contemplated Transactions are so made or obtained and (y) Buyer owns or forms legal entities in any necessary jurisdictions and such legal entities obtain such necessary corporate qualifications to do business in such jurisdictions, the Conveyed Assets and the rights, goods and services which are provided pursuant to the Ancillary Agreements constitute all the assets, rights, goods and services which are necessary for the conduct of the Business in all material respects as it is presently conducted.

(b)          Each of the Retained Baton Rouge Business, the Retained Canadian Business and the Retained Consulting Business generally performs only those functions set forth in the definition thereof.

Section 4.15.            Compliance with Laws.

Since January 1, 2009, each E&C Group Member has been in compliance with all Laws (other than Environmental Laws, Tax Laws or Laws relating to employee benefits or labor matters) applicable to the ownership of the Conveyed Assets and operation of the Business, except to the extent that the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16.            Environmental Matters.

(a)          No Hazardous Materials have been used, placed, stored, Released or disposed of at, on, to, from or under (i) any property currently or previously owned, leased or operated by any E&C Group Member, including the Leased Real Property, or (ii) any other property by or on behalf of any E&C Group Member, in each case, in connection with the Business or any Conveyed Asset, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Neither the Business, including that part of the Business conducted at or on the Leased Real Property, nor any Conveyed Asset, nor any E&C Group Member in connection with the Business, is, or has since January 1, 2009 been, in violation of any applicable Environmental Law or Governmental Authorization issued thereunder, except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          No E&C Group Member has received any Environmental Notice arising from or relating to the Business, including that portion of the Business conducted at the Leased Real Property, or any Conveyed Asset, except for such Environmental Notices as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)          No Order or Proceeding has been issued or is pending against, or, to the Knowledge of Parent, is threatened against, any E&C Group Member (in connection with the Business or any Conveyed Asset) relating to a violation of or Liability under any applicable Environmental Law or Governmental Authorization issued thereunder or to Hazardous Materials, except such Orders or Proceedings as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          There are no Environmental Liabilities relating to the Business, any Acquired Entity (or predecessor thereof) or any Conveyed Asset, or in connection with the Business or the Conveyed Assets any E&C Group Member (or predecessor thereof), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such Environmental Liability, except for those Environmental Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)          In connection with the Business or any Conveyed Asset, each E&C Group Member has obtained all material Governmental Authorizations pursuant to Environmental Law and such Governmental Authorizations are in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(g)          To the Knowledge of Parent, all reports and other documents identifying or otherwise addressing any Environmental Liability in relation to the Business, any Conveyed Asset, any E&C Group Member or property currently or previously owned, leased or operated by any E&C Group Member that is in Parent’s custody or control have been made available to Buyer at least ten (10) days prior to the date hereof.

(h)          No Acquired Entity owns, leases or operates any property in New Jersey or Connecticut and the Conveyed Assets do not include any property in New Jersey or Connecticut.

Section 4.17.            No Litigation or Orders.

(a)          No Proceeding is pending against or, to the Knowledge of Parent, threatened against any E&C Group Member in connection with the Business or the ownership of the Conveyed Assets which individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (if determined in a manner adverse to the relevant E&C Group Member).

(b)          As of the date hereof, no Proceeding is pending against or, to the Knowledge of Parent, threatened against any E&C Group Member in connection with the Business or the ownership of the Conveyed Assets which would materially delay, restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement, or the carrying out of this Agreement and the Contemplated Transactions.

(c)          No E&C Group Member is subject to any outstanding Order in connection with the Business or the ownership of the Conveyed Assets which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.18.            Governmental Authorizations.

Schedule 4.18 sets forth a list of each material Governmental Authorization constituting a Conveyed Asset currently held or being applied for by an E&C Group Member in connection with the Conveyed Assets or the Business (other than authorizations to do business, Tax registrations, export/import licenses and other similar Governmental Authorizations of general application).  No E&C Group Member has received written notice that any Governmental Authorization constituting a Conveyed Asset is not in full force and effect, and no claim or Proceeding is pending, or to the Knowledge of Parent, threatened to revoke or limit any such Governmental Authorization.

Section 4.19.            Taxes.

All material Separate Company Returns required to be filed by an Acquired Entity are true and complete in all material respects and have been timely filed (taking into account valid extensions of time to file) and all Taxes shown as due on such Separate Company Returns have been paid in full, (b) all Tax withholding and deposit requirements imposed on or with respect to any Acquired Entity have been satisfied in full in all material respects, (c) there are no Tax liens (other than Permitted Encumbrances) on the assets of any Acquired Entity or on any of the Other Acquired Assets, (d) there is no written claim against any of the Acquired Entities for any material amount of Taxes, and to the Knowledge of Parent, no such claim has been threatened, (e) no Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to any Acquired Entity, and (f) there is not in force any extension of time with respect to the due date for the filing of any Separate Company Return of or with respect to any Acquired Entity or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Acquired Entity.  To the Knowledge of Parent, all material Tax Returns required to be filed in respect of a Parent Consolidated Group have been filed and such Tax Returns are true and complete in all material respects.

Section 4.20.            Labor Matters.

(a)          With respect to the Employees, Parent, the Subsidiary Sellers and the Acquired Entities are in compliance with all applicable Laws respecting labor and employment and employment practices, terms and conditions of employment and wages and hours except, in any such case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)          With respect to the Employees, neither Parent nor any Subsidiary Seller nor any Acquired Entity is a party to or is bound by any union contract or collective bargaining agreement, nor, to the Knowledge of Parent as of the date hereof, is any such contract or agreement currently in effect or being negotiated by or on behalf of Parent or any Subsidiary Seller or any Acquired Entity.  There are no unfair labor practice complaints pending or, to the Knowledge of Parent as of the date hereof, threatened against Parent or any Subsidiary Seller or any Acquired Entity before the National Labor Relations Board or any other Governmental Authority.  There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of Parent as of the date hereof, threatened against or affecting Parent or any Subsidiary Seller or any Acquired Entity.

(c)          The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Parent or any Subsidiary Seller to enter into this Agreement or to consummate any of the Contemplated Transactions.

(d)          Parent and each of its Subsidiaries is, and has been in material compliance with WARN and any comparable foreign, state or local law, and has no material Liabilities or other obligations thereunder.  Neither Parent nor any of its Subsidiaries has taken any action that would require notice under WARN or any comparable foreign, state or local law.

Section 4.21.            Employee Benefits.

(a)          Schedule 4.21(a) lists each material Seller Benefit Plan.  Parent has furnished to Buyer a copy of each such material Seller Benefit Plan (or a description, if such plan is not written) and all amendments thereto.  For any Assumed Employee Benefit Plan, Parent has furnished to Buyer, copies of, as applicable (i) all trust agreements, insurance contracts or other funding arrangements and amendments, (ii) the current prospectus or summary plan description, (iii) the most recent favorable determination letter from the IRS, (iv) the annual report (Form 5500) and accompanying schedules and attachments thereto for the most recent year, (v) all current administrative and other service contracts and amendments thereto with third-party service providers and (vi) all current employee handbooks, manuals and policies, and all such similar documents relating to any Assumed Employee Benefit Plan that is a non-U.S. plan.

(b)          Parent and the Subsidiary Sellers will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them to each Seller Benefit Plan with respect to which Buyer or any other Affiliated Buyer would have Liability hereunder on or before the Closing Date and will have accrued (in accordance with GAAP and subject to the Accounting Principles) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date.  Neither Parent nor any Subsidiary Seller has incurred or is reasonably expected to incur any unsatisfied Liability to the Pension Benefit Guaranty Corporation or any Seller Benefit Plan under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or other similar applicable Law, in each case, that could result in the imposition of any material Liability on Buyer or any other Affiliated Buyer.

(c)          None of the Seller Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or other similar applicable Law, and no Liability has been or is expected to be incurred in connection with the Business with respect to a “multiemployer plan”.

(d)          Each Seller Benefit Plan with respect to which Buyer or an Affiliated Buyer could have any material Liability hereunder and each Assumed Employee Benefit Plan is and has been, operated in all material respects in accordance with its terms and with all applicable Laws including ERISA and the Code.  With respect to each of the Seller Benefit Plans that is intended to be qualified under Section 401(a) of the Code, each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code.  To the Knowledge of Parent, no reason exists that would reasonably be expected to cause such qualified status to be revoked for any period.

(e)          There are no pending Proceedings that have been instituted or, to the Knowledge of Parent, asserted or threatened against any of the Seller Benefit Plans, the assets of any of the trusts under such plans, the plan sponsors, the plan administrator or any fiduciary of any such plan (other than routine benefit claims) that could result in the imposition of any material Liability on Buyer or an Affiliated Buyer.  There are no investigations or audits by any Governmental Authority of any of the Seller Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the Knowledge of Parent, threatened.

(f)           No Assumed Employee Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former director, officer independent contractor or Employee (other than coverage mandated by applicable Law).

(g)          Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or together with any other event) will  (i) entitle any Employee or any current or former director, independent contractor or employee of the Acquired Entities to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Seller Benefit Plan or  (iii) limit or restrict the right of the Acquired Entities or any of its Subsidiaries or, after the Closing, Buyer, to merge, amend or terminate any Assumed Employee Benefit Plan.

(h)          No Seller Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount in connection with the Contemplated Transactions that would not be deductible under Section 280G of the Code.

Section 4.22.            Anti-Corruption Compliance.

(a)          Since December 1, 2006, none of Parent, any Subsidiary Seller or, to the Knowledge of Parent, any director, officer, employee, agent or other representative of Parent or any Subsidiary Seller, has made, offered, authorized, promised to make or solicited, received, or agreed to receive any payment, gift, promise or other advantage (including any fee, gift, sample, travel expense, entertainment, service, equipment, loan, debt forgiveness, donation, grant or other payment or support in cash or in kind), directly or indirectly, to or from any Government Official or any other Person, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Anti-Terrorism, Crime and Security Act of 2001 (the “ATCSA”), or the U.K. Bribery Act of 2010 (the “UKBA”) as of the effective date of July 1, 2011, as amended:

(i)           for the purpose of obtaining or retaining business or favorable government action, influencing any official act or decision of a Government Official or inducing such Government Official or other person to use his or her influence to affect or influence any governmental act or decision or otherwise secure any improper advantage for any person or entity (including Parent or any Subsidiary Seller); or

(ii)           for any other purpose that is otherwise illegal or improper under the FCPA, the ATCSA, or UKBA.

(b)          Parent and each Subsidiary Seller have maintained and continue to maintain a system of internal accounting controls designed to accurately reflect transactions and provide reasonable assurances that:

(i)            transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization;

(ii)           transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets; and

(iii)          the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)          Parent and each Subsidiary Seller have instituted and maintain policies and procedures designed to promote and achieve compliance with the FCPA, the ATCSA and the UKBA.

Section 4.23.            Brokers.

Other than UBS Securities LLC, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

Section 4.24.            Disclaimer of Other Representations and Warranties.

Except as expressly set forth in Article 4, Parent makes no representation or warranty, express or implied, at law or in equity, with respect to this Agreement, the Contemplated Transactions, the Ancillary Agreements, the Conveyed Assets, the Business or any information provided or made available to Buyer in connection with the Contemplated Transactions, including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PARENT WITH RESPECT TO BADGER

Except as set forth in the Disclosure Schedules attached hereto (it being understood that any information set forth in one section or subsection of such Disclosure Schedules shall be deemed to apply to and to qualify the Section or Subsection of this Agreement to which it corresponds in number and each other Section or Subsection of this Agreement to the extent it is reasonably apparent that such information is relevant to such other Section or Subsection), Parent hereby represents and warrants to Buyer the following:

Section 5.1.              Organization

(a)          Badger is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent has heretofore delivered to Buyer true and complete copies of its certificates of incorporation and bylaws as currently in effect. Badger has full power and authority to own its properties in the places where such properties are now owned and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business or such businesses are now being conducted, except where the absence of such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)          Badger is duly qualified to do business in all jurisdictions in which such qualification is necessary because of the character of the properties owned by it or the nature of its activities, except for those jurisdictions where the failure to qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.2.              Non-Contravention; Compliance with Laws.

(a)          The execution and delivery of this Agreement by Parent, the execution and delivery of the Ancillary Agreements by Parent or any Subsidiary Seller and the consummation of the Contemplated Transactions, do not and will not (i) violate any provision of the organizational documents of Badger, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Badger under any Contract to which Badger is a party, (iii) result in the cancellation, modification, revocation or suspension of any license or permit, authorization or approval or Governmental Authorization, (iv) violate any Law of any Governmental Authority applicable to Badger, or any Order against Badger, except with respect to clauses (ii) through (iv), for any violation, conflict, breach, default, termination, cancellation, acceleration, modification, revocation or suspension as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Since January 1, 2009, to the Knowledge of Parent, Badger has been in compliance with all Laws, except to the extent that the failure to comply therewith would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 5.3.              No Litigation or Orders.

(a)          No Proceeding is pending or, to the Knowledge of Parent, threatened against Badger which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (if determined in a manner adverse to Badger).

(b)          As of the date hereof, no Proceeding is pending or, to the Knowledge of Parent, threatened against Badger which would materially delay, restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement, or the carrying out of this Agreement and the Contemplated Transactions.

(c)          Badger is not subject to any outstanding Order which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4.              Capitalization of Badger.

Schedule 5.4 sets forth, with respect to Badger, (a) its name, (b) its type of entity and jurisdiction of organization, (c) the number, type and par value of each class of its authorized membership interests, (d) the number of each class membership interests that is issued and outstanding, (e) the record and (with respect to beneficial holders other than Parent and its Affiliates, to the Knowledge of Parent) beneficial holders of such membership interests and the number or percentage, as applicable, of each class held by each of them.  All outstanding membership interests of Badger were duly authorized and validly issued in compliance with all applicable Law, and are, where applicable, fully paid, nonassessable, and free of pre-emptive or other similar rights.  Except as set forth on Schedule 5.4, Parent or one or more of the Subsidiary Sellers owns of record and beneficially fifty percent (50%) the issued and outstanding membership interests of Badger free and clear of any Encumbrances other than Permitted Encumbrances.  Except as set forth on Schedule 5.4, there are no outstanding options, warrants, rights or other securities exercisable, convertible or exchangeable for any membership interests of Badger, any other commitments, agreements or other obligations providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of any membership interests of Badger, or any agreements of any kind which may obligate Badger to issue, purchase, register for sale, redeem or otherwise acquire any of its issued and outstanding membership interests.  Except as set forth on Schedule 5.4, Badger does not own, directly or indirectly, any equity or voting interest in, or otherwise control, any Person, and have no agreement or commitment to acquire any such interest.  Except as set forth in Schedule 5.4, there are no voting trusts, member agreements, proxies or other agreements in effect with respect to the voting or transfer of the membership interests in Badger held by Parent or any of its Affiliates or, to the Knowledge of Parent, the membership interests in Badger held by any other Person.

Section 5.5.              Financial Information of Badger.

Parent has made available to Buyer the audited balance sheets as of December 31, 2009, December 31, 2010, and December 31, 2011 (the “Badger Balance Sheets”), and audited income statements and audited statements of cash flows of the Business with respect to Badger for the twelve month periods ended December 31, 2009, December 31, 2010, and December 31, 2011, and the related notes to these financial statements (the “Badger Financial Statements”).  To the Knowledge of Parent, the Badger Financial Statements (a) have been prepared in accordance with GAAP (except as disclosed in the footnotes thereto) and (b) present fairly, in all material respects, the financial condition, results of operations and cash flows of Badger as of the dates of, and the periods referred to in, such Financial Statements in conformity with GAAP (except as disclosed in the footnotes thereto).

Section 5.6.              Badger Contracts.

(a)           Schedule 5.6(a) sets forth those Contracts (i) between any E&C Group Member and any Badger Entity, (ii) between ExxonMobil and any E&C Group Member relating to Badger and (iii) between ExxonMobil and any Badger Entity (collectively, the “Badger Formation Contracts”).

(b)          Each Badger Formation Contract is valid and binding on Badger and each other party thereto, and is in full force and effect.  Neither Badger nor any other party thereto is in material breach of, or material default under, any Badger Formation Contract.

(c)          Except for (w) the Badger Formation Contracts, (x) the Contracts set forth on Schedule 5.6(c) (the “Badger Material Contracts”), (y) Contracts entered into after the date hereof and (z) Contracts constituting Excluded Assets, Badger is not a party to or bound by the following:

(i)           any Contract for the purchase of raw materials, Inventory or other Tangible Personal Property, in each case used primarily in the Business with any supplier or for the furnishing of services primarily to the Business extending beyond one (1) year from the date hereof and which is not subject to cancellation without penalty by Badger upon notice of ninety (90) days or less, or the terms of which provide for remaining financial commitments or expenditures of the Business in excess of U.S. $100,000 (or its equivalent in any other currency);

(ii)           any Contract for the sale of Inventory or other Tangible Personal Property or for the furnishing of services primarily by the Business extending beyond one (1) year from the date hereof and which is not subject to cancellation without penalty or payment by Badger upon notice of ninety (90) days or less, or the terms of which provide for remaining financial commitments or expenditures to the Business in excess of U.S. $100,000 (or its equivalent in any other currency);

(iii)           any Contract relating primarily to the Business concerning a joint venture, partnership or similar contract or agreement (however named) involving the sharing of profits, losses, costs or Liabilities;

(iv)           any Contract relating primarily to the Business under which Badger has created, incurred, assumed or guaranteed any Debt in excess of U.S. $100,000, or under which Badger has imposed an Encumbrance on the Conveyed Assets;

(v)            any Contract relating primarily to the Business containing covenants limiting the freedom in any way of Parent, any of its Affiliates or Badger to compete with any Person in the Business; or

(vi)           any Contract under which Badger grants to or receives from any third Person, any license or right to use, or covenant not to sue under, any Intellectual Property Rights owned by or licensed to Badger, other than off-the-shelf Software licenses that are generally available on commercially reasonable terms with an aggregate annual cost of less than U.S. $100,000.

(d)           (i) Each Badger Material Contract is valid and binding on Badger and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, and (ii) Badger is not in material breach of, or material default under, any Badger Material Contract, nor, to the Knowledge of Parent, is any other party thereto.

Section 5.7.              Badger Intellectual Property.

Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) Badger owns or has a valid and enforceable right to use all material Intellectual Property Rights used or held for use in connection with its business as currently conducted, (b) Badger is the sole and exclusive owner of each item of Intellectual Property Right owned or purported to be owned by Badger, and holds all right, title and interest in and to such Intellectual Property Rights free and clear of any Encumbrances except for Permitted Encumbrances, (c) the consummation of the Contemplated Transactions will not alter, encumber, impair or extinguish any Intellectual Property Rights owned by or licensed to Badger, (d) to the Knowledge of Parent, none of the products or services of, or the exercise of Intellectual Property Rights owned by or licensed to Badger in, its business, as currently conducted, infringes or misappropriates upon or otherwise violates any rights in the nature of Intellectual Property Rights of any third Person, and there is no claim, action, suit, investigation or Proceeding pending against, or, to the Knowledge of Parent, threatened against or affecting Badger alleging any of the foregoing, and (e) to the Knowledge of Parent, no Person is infringing or misappropriating upon or otherwise violating the any Intellectual Property Rights owned by or licensed to Badger.

Section 5.8.              Badger Environmental Matters.

(a)              No Hazardous Materials have been used, placed, stored, Released or disposed of at, on, to, from or under (i) any property currently or previously owned, leased or operated by Badger, or (ii) any other property by or on behalf of Badger, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)             There are no Environmental Liabilities relating to Badger, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such Environmental Liability, except for those Environmental Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.9.              Disclaimer of Other Representations and Warranties.

Except as expressly set forth in this Article 5, Parent makes no representation or warranty, express or implied, at law or in equity, with respect to Badger, including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent the following:

Section 6.1.              Organization.

Buyer is a corporation duly organized, validly existing under the Laws of the jurisdiction of its organization, and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted.  Each Affiliated Buyer is duly organized, validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the Laws of the jurisdiction of its organization and each Affiliated Buyer has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted, except where the absence of such power and authority would not have a Buyer Material Adverse Effect.

Section 6.2.              Authority; Binding Effect.

(a)          Buyer has full power and authority, corporate and otherwise, to enter into this Agreement.  Buyer and each of the Affiliated Buyers has full power and authority, corporate and otherwise, to enter into the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder (as the case may be).  This Agreement and the Ancillary Agreements to which Buyer and any of the Affiliated Buyers is a party have been duly authorized and approved by all necessary corporate or entity action.

(b)          Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes a legal, valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.  Assuming the due authorization, execution and delivery of the Ancillary Agreements by Parent or the relevant Subsidiary Seller, as the case may be, each Ancillary Agreement to which Buyer or an Affiliated Buyer is a party, when delivered hereunder, will be duly and validly executed and delivered and will constitute a legal, valid and binding obligation of Buyer or the relevant Affiliated Buyer (as the case may be), enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

Section 6.3.              Non-Contravention.

The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the execution, delivery and performance by each Affiliated Buyer of the Ancillary Agreements to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (a) violate any provision of the organizational documents of Buyer or the relevant Affiliated Buyer, or (b) assuming compliance with the matters set forth in Sections 4.4 and 6.5, violate or result in a breach of or constitute a default under any Law or Order to which Buyer or any Affiliated Buyer is subject.

Section 6.4.              Financing.

Buyer has sufficient Cash Equivalents available to pay the aggregate Purchase Price on the terms and conditions contained in this Agreement, and there is no restriction on the usage of such Cash Equivalents for such purpose.

Section 6.5.              Buyer Governmental Consents and Approvals.

Except as set forth in Schedule 6.5, to the Knowledge of Buyer, the execution and delivery of this Agreement and the Ancillary Agreements by each of Buyer and the relevant Affiliated Buyers, and the performance by Buyer and the relevant Affiliated Buyers of their respective obligations hereunder and thereunder do not and will not require any filing with, or clearance, consent or approval of, any Governmental Authority, except for (a) those filings, clearances, consents and approvals set forth in Schedule 6.5; (b) any clearances, consents and approvals under any applicable Competition Law, including the HSR Act; and (c) any filings, clearances, consents or approvals, the failure of which to effect or obtain would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

Section 6.6.              Certain Proceedings.

As of the date hereof, no Proceeding is pending, or to the Knowledge of Buyer, threatened in writing, before or by any Governmental Authority, against Buyer or any Affiliated Buyer, which would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement and the Contemplated Transactions.

Section 6.7.              Brokers.

Other than Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 6.8.              Buyer’s Investigation.

Each of Buyer and the Affiliated Buyers is purchasing the Conveyed Assets based solely on the results of its inspections and investigations and the representations and warranties of Parent expressly set forth in this Agreement, and not on any representation or warranty of Parent not expressly set forth in this Agreement.

Section 6.9.              Purchase for Investment.

Buyer is purchasing the Acquired Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks if its investment in the Acquired Equity Interests and is capable of bearing the economic risks of such investment.

ARTICLE 7.
FURTHER AGREEMENTS

Section 7.1.              Efforts of the Parties.

Upon the terms and subject to the conditions herein provided (but subject, for the avoidance of doubt, to the limitations set forth in Section 7.2(e)), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable Laws or otherwise proper or advisable to consummate and make effective the Contemplated Transactions, including (a) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Contemplated Transactions (which actions shall include furnishing all information required by applicable Law in connection with approvals of, clearances or consents from or filings with any Governmental Authority), (b) to obtain any consents, authorization (including any Governmental Authorization and related bond, letter of credit or other financial assurance), Order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained by Buyer, Parent or any Subsidiary Seller in connection with the acquisition of the Conveyed Assets or the taking of any related action contemplated by this Agreement, and (c) to effect all necessary registrations and filings with Governmental Authorities.

Section 7.2.              Certain Governmental Matters.

(a)          Buyer and Parent agree to take or cause to be taken the following actions: (i) provide promptly to any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Competition Authority”) information and documents requested by such Governmental Competition Authority, or necessary, proper or advisable in connection with the Contemplated Transactions; and (ii) file any Notification and Report Form pursuant to the HSR Act and similar material required under any Competition Law, including the EC Merger Regulation, in connection with the Contemplated Transactions as soon as practicable, and thereafter use its reasonable best efforts to comply as soon as practicable with any requests for additional information or documentary material that may be made under such Competition Law.

(b)          Each of Parent and Buyer shall (i) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Competition Authority, and shall comply with any such inquiry or request as promptly as practicable.  Parent and Buyer shall cooperate and consult with each other in connection with determining whether any filing is to be made under any Competition Laws and the making of all filings, notifications and any other material actions pursuant to this Section 7.2, including, subject to applicable Laws relating to the exchange of information, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Competition Authority and provide counsel for the other party with copies of all filings and submissions made by such party and all correspondence and other written communications between such party (and its advisors) and any Governmental Competition Authority and any other information supplied by such party and Parent, the Subsidiary Sellers or Buyer or the Affiliated Buyers, as the case may be, to a Governmental Competition Authority or received from such a Governmental Competition Authority in connection with the Contemplated Transactions; provided, however, that materials may be redacted before being provided to the other party (A) to remove references concerning the valuation of the Business, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns, and (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Competition Authority.  Upon and subject to the terms of this Section 7.2, each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party to the Contemplated Transactions before any Governmental Competition Authority reviewing the Contemplated Transactions, including by providing as promptly as practicable such information as may be requested by such Governmental Competition Authority or such assistance as may be reasonably requested by the other party to this Agreement in such defense.

(c)          If any objections are asserted by any Governmental Competition Authority with respect to the Contemplated Transactions under any applicable Competition Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, or if any action is instituted by any Governmental Competition Authority or any private party challenging any of the Contemplated Transactions as violative of applicable Competition Law, or an order is issued enjoining the Contemplated Transactions (but subject, for the avoidance of doubt, to the limitations set forth in Section 7.2(e)), each of Parent and Buyer shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Contemplated Transactions by the Closing, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions.  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Competition Authority or private party challenging the Contemplated Transactions, each of Parent and Buyer shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding, including defending through litigation on the merits any claim asserted in any court by any Person, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

(d)          Each of Parent and Buyer shall use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the applicable Competition Law as soon as practicable.  Parent and Buyer shall not extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Competition Authority to delay or not to consummate the Contemplated Transactions on the Closing Date, except with the prior written consent of the other party to this Agreement.  Parent and Buyer shall not have any substantive contact with any Governmental Competition Authority in respect of any filing or proceeding contemplated by this Section 7.2 unless it consults with the other party in advance and, to the extent permitted by such Governmental Competition Authority, gives the other party the opportunity to participate.

(e)          Notwithstanding anything herein to the contrary, Buyer shall not be required and Parent shall not be permitted by this Section 7.2 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Buyer, Parent or any of their respective Affiliates; or (ii) require taking any other action that would reasonably be expected to diminish the benefits reasonably expected to be derived by Buyer on the date hereof from the acquisition in such a manner that Buyer would not have entered into this Agreement in the face of such diminished benefits.

Section 7.3.              Certain Tax Matters.

(a)               Cooperation on Tax Matters.

(i)           Buyer and Parent agree to furnish, or cause to be furnished, to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Acquired Entities, the Business and the Conveyed Assets as is reasonably necessary for the filing of any Tax Return and for the preparation or conduct of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to Taxes.

(ii)           Parent and Buyer shall retain, or cause to be retained, all Tax and accounting books and records (including all computerized books and records, and any such information stored on any other form of media) in their possession (as well as those in the possession of the Acquired Entities or their other Affiliates), in each case relevant for Taxes for Pre-Closing Tax Periods until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired with respect to the particular Taxes to which any such books and records relate (“Retention Period”), and to abide by all record retention agreements entered into with any Taxing Authority.

(iii)           Other than with respect to Tax matters relating to a Parent Consolidated Group, between the date hereof and the Closing Date, Parent agrees to provide Buyer with written notice describing in reasonable detail the filing of any material amended Tax Return of an Acquired Entity, the entering into of any closing agreement with respect to any material Taxes of an Acquired Entity and the settling of any material Tax claim or assessment relating to an Acquired Entity or Other Acquired Assets, in each case not later than ten (10) days prior to taking the action to which such notice relates.

(iv)           To the extent requested by Parent, and at Parent’s expense, Buyer shall reasonably cooperate with Parent in applying for and obtaining any available Tax refunds with respect to Pre-Closing Tax Periods.

(b)           Filing of Tax Returns; Payment of Taxes.

(i)           Parent Consolidated Tax Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all Parent Consolidated Tax Returns and shall pay all Taxes owed with respect to such Tax Returns.  If an Acquired Entity for which a Section 338(h)(10) Election or a Section 338(g) Election is made engages in a transaction outside the ordinary course of business on the Closing Date but after the Closing, Buyer and its Affiliates (including the Acquired Entities after the Closing) shall treat the transaction for all U.S. federal income Tax purposes as occurring at the beginning of the day following the Closing Date pursuant to Treasury Regulation section 1.338-1(d).

(ii)           Pre-Closing Tax Returns.  Parent shall prepare or cause to be prepared all Separate Company Returns of the Acquired Entities and their Subsidiaries for Tax periods that end on or before the Closing Date that are required to be filed after the Closing Date (“Pre-Closing Tax Returns”).  Such Pre-Closing Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.  Not later than ten (10) days prior to the due date for filing any such Pre-Closing Tax Return, Parent shall deliver a copy of such Tax Return, together with supporting documentation, to Buyer for Buyer’s review and reasonable comment. Buyer will cause such Pre-Closing Tax Return to be timely filed (as revised by Parent to incorporate Buyer’s reasonable comments), will timely pay all Taxes shown as due and payable on such Pre-Closing Tax Return and will provide a copy of such Pre-Closing Tax Return and evidence of filing to Parent.  Not later than three (3) days prior to the due date for the filing of such Pre-Closing Tax Return, Parent or the applicable Subsidiary Seller, shall pay to Buyer or the applicable Affiliated Buyer the amount, if any, by which the Taxes shown as due and payable on such Pre-Closing Tax Return exceed the amount included as a current liability for such Taxes in Final Closing Working Capital.  For the avoidance of doubt, (A) the amount due and payable with respect to such a Pre-Closing Tax Return shall take into account any Taxes that have been paid to the relevant Taxing Authority by Parent or an Affiliate of Parent (including the Acquired Entities) prior to the Closing, (B) Parent and its Affiliates shall not be liable for any interest, penalties or additions to Tax resulting from the failure of Buyer or its Affiliates (including the Acquired Entities) to timely pay any estimated or other Tax payments due after the Closing with respect to a Pre-Closing Tax Period and (C) any transactions entered into by an Acquired Entity outside the ordinary course of business on the Closing Date but after the Closing (other than those actions required or contemplated by this Agreement) shall be treated as occurring in a Post-Closing Tax Period.

(iii)           Straddle Period Tax Returns.  Buyer shall prepare or cause to be prepared all Separate Company Returns of the Acquired Entities and their Subsidiaries for all Straddle Tax Periods (“Straddle Tax Returns”).  Such Straddle Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.  Not later than ten (10) days prior to the due date for filing any such Straddle Tax Return, Buyer shall deliver a copy of such Tax Return, together with supporting documentation, to Parent for Parent’s review and reasonable comment.  Buyer will cause such Straddle Tax Return (as revised to incorporate Parent’s reasonable comments) to be timely filed and will timely pay all Taxes shown as due and payable on such Straddle Tax Return and will provide a copy of such Straddle Tax Return, as filed, to Parent.  Not later than three (3) days prior to the due date for the filing of such Straddle Period Tax Return, Parent or the applicable Subsidiary Seller shall pay to Buyer or the applicable Affiliated Buyer the amount, if any, by which the Taxes shown as due and payable on such Straddle Tax Return that are allocable to the Pre-Closing Tax Period (determined in accordance with subparagraph (iv), below) exceed the amount included as a current liability for such Taxes in Final Closing Working Capital. For the avoidance of doubt, (A) any Taxes that have been paid to the relevant Taxing Authority by Parent or an Affiliate of Parent (including the Acquired Entities) prior to the Closing shall be taken into account and credited against the amount of Taxes that are allocable to the Pre-Closing Tax Period with respect to such a Straddle Tax Return, (B) Parent and its Affiliates shall not be liable for any interest, penalties or additions to Tax resulting from the failure of Buyer or its Affiliates (including the Acquired Entities) to timely pay any estimated or other Tax payments due after the Closing with respect to a Straddle Tax Period and (C) any transactions entered into by an Acquired Entity outside the ordinary course of business on the Closing Date but after the Closing (other than those actions required or contemplated by this Agreement) shall be treated as occurring in the Post-Closing Tax Period.

(iv)           Allocation of Taxes for Straddle Tax Periods.  For purposes of this Agreement (including, for the avoidance of doubt, Section 7.3(g)), in the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of any such Tax that is allocable to the portion of the Straddle Tax Period ending on the Closing Date shall be:

(A)           in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year of the Acquired Entity or any of its Subsidiaries, as applicable, (and any partnership in which the Acquired Entity or any of its Subsidiaries is a partner) ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(B)           in the case of Taxes imposed on a periodic basis (e.g., real property Taxes), deemed to be the amount of such Taxes for the entire Straddle Tax Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(v)           Tax Refunds.  The amount of any refunds or credits of Taxes of any Acquired Entity or with respect to any Other Acquired Assets for any Pre-Closing Tax Period shall be for the account of Parent (other than Tax reimbursements or receivables relating to the service tax in India and Tax refunds or credits included as a current asset in Final Closing Working Capital, which shall be for the account of Buyer), and the amount of any refunds or credits of Taxes of any Acquired Entity for any Post-Closing Tax Period shall be for the account of Buyer; provided that any refund or credit of Taxes for any Pre-Closing Tax Period that results from the carry back of a net operating loss, net capital loss or other Tax attribute from a Post-Closing Tax Period shall be for the account of Buyer.  The amount of any refund or credit of Taxes of any Acquired Entity for any Straddle Tax Period shall be equitably apportioned between Buyer and Parent in accordance with the principles set forth in Section 7.3(b)(iv).  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund or credit of Tax pursuant to this Section 7.3(b)(v) the amount of such refund or credit and any interest thereon (or in the case of a Straddle Tax Period, the applicable portion of any such interest) received from the relevant Taxing Authority within 30 days after such refund or credit is received, net any costs or expenses incurred by such party or its Affiliates in procuring such refund or credit.

(vi)           Amended Tax Returns.  Unless required by applicable Law, no amended Tax Return with respect to a Pre-Closing Tax Period or Straddle Tax Period shall be filed by or on behalf of any Acquired Entity or any of its Subsidiaries without the prior written consent of Parent.

(vii)           Carrybacks.  Neither Buyer, nor any Acquired Entity nor any of their respective Affiliates will carry back any net operating losses, net capital losses or other Tax attributes arising in a Post-Closing Tax Period to a Pre-Closing Tax Period of Parent or any of its Subsidiaries or Affiliates, including the Acquired Entities; provided that if applicable Law requires that any such loss or Tax attribute be carried back to a Pre-Closing Tax Period, Buyer, the Acquired Entity or the Affiliate, as applicable, shall be entitled to carry back the loss or Tax attribute to such period.  For the avoidance of doubt, if applicable Law permits, but does not require, any such loss or Tax attribute to be carried back to a Pre-Closing Tax Period, nothing in this Section 7.3(b)(vii) shall be interpreted to permit Buyer, any Acquired Entity or any of their respective Affiliates to be able to carry back such loss or Tax attribute to a Pre-Closing Tax Period.

(c)           Section 338 Elections.

(i)           Parent and Buyer will join in making a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar provision of state or local law (each, a “Section 338(h)(10) Election”) with respect to Buyer’s (or an Affiliated Buyer’s) purchase of the shares of each Consolidated Domestic Subsidiary (and any Subsidiaries of such a Consolidated Domestic Subsidiary for which a Section 338(h)(10) Election can be made).  To facilitate such elections, at the Closing, Parent shall deliver to Buyer IRS Forms 8023 and any similar forms under state or local law (each a “Form 8023”) with respect to Buyer’s (or an Affiliated Buyer’s) purchase of the shares of each Consolidated Domestic Subsidiary, which Forms 8023 shall have been duly executed by authorized persons on behalf of Parent, and Buyer shall cause the Forms 8023 to be duly executed by an authorized person for Buyer or an Affiliated Buyer, as applicable.  Parent shall cause such Forms 8023 to be filed with the appropriate Taxing Authority as prescribed by Treasury Regulation 1.338(h)(10)-1 or applicable provision under state or local law and shall provide a copy of such Forms 8023, as filed, to Buyer.

(ii)           If requested by Parent with respect to the Acquired Foreign Corporation, Buyer (or an Affiliated Buyer) shall make a timely and effective election under Section 338(g) of the Code (a “Section 338(g) Election”) with respect to Buyer’s (or such Affiliated Buyer’s) purchase of the shares of such Acquired Foreign Corporation.  To facilitate such election, at the Closing, Parent shall deliver to Buyer an IRS Form 8023 and a notice which meets the requirements of Treasury Regulation 1.338-2(e)(4). Buyer shall cause such Form 8023 and such notice to be duly executed by an authorized person for Buyer (or for an Affiliated Buyer, if applicable).  Parent shall cause such Form 8023 to be sent for filing with the appropriate Taxing Authority.  Unless so requested by Parent, no Section 338(g) Election shall be made with respect to the Acquired Foreign Corporation.

(iii)           Parent and Buyer agree (A) to timely file (or cause to be timely filed) all Tax Returns required to be filed with respect to the Section 338(h)(10) Elections and the Section 338(g) Election (if applicable), including IRS Form 8883, (B) to file and to cause their respective Affiliates to file all other Tax Returns consistent with such Section 338(h)(10) Elections and Section 338(g) Election, and (C) not to assert, or cause or permit their Affiliates to assert, in connection with any audit or other proceeding with respect to Taxes, any characterization inconsistent with the Section 338(h)(10) Elections or Section 338(g) Election, as applicable, or any asset values or other items inconsistent with the Final Allocations as determined pursuant to Section 2.9(c) in the case of the Section 338(h)(10) Elections, or Section 2.9(d) in the case of the Section 338(g) Election, unless otherwise required by applicable Laws.

(d)           Asset Allocation Statements.  Parent and Buyer agree (i) to timely file (or cause to be timely filed) such Tax Returns (including IRS Form 8594) as are required to be filed to report the allocation of the Purchase Price to the Other Acquired Assets and the assets of the Pass-through Entities in accordance with the Final Allocations determined pursuant to Section 2.9(b) in the case of the Other Acquired Assets and Section 2.9(e) in the case of the assets of the Pass-through Entities, and (ii) not to assert, or cause or permit their Affiliates to assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the Final Allocations as determined pursuant to Section 2.9(b) with respect to the Other Acquired Assets or Section 2.9(e) with respect to the Pass-through Entities, unless otherwise required by applicable Laws.

(e)           Property Taxes.  All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Other Acquired Assets applicable to a Straddle Tax Period shall be prorated based on the number of days in such period prior to and including the Closing Date, on the one hand, and the number of days in such period after the Closing Date, on the other hand, the amount of such Property Taxes allocable to the portion of the period ending on the Closing Date being the responsibility of Parent and the remainder being the responsibility of Buyer.  Buyer shall pay (or cause to be paid) prior to delinquency, all Property Taxes that become due after the Closing Date.  Buyer shall send to Parent a statement that apportions each Property Tax pursuant to this Section 7.3(e) based upon the amount of Property Taxes actually invoiced and paid to the applicable Taxing Authority by Buyer or an Affiliated Buyer, as applicable.  Such statement shall be accompanied by proof of the actual payment of such Property Taxes by Buyer or an Affiliated Buyer.  Within ten (10) business days of receipt of each such statement and proof of payment, Parent shall, or shall cause the applicable Subsidiary Seller to, reimburse Buyer or the applicable Affiliated Buyer for Parent’s or the applicable Subsidiary Seller’s allocated portion of such Property Taxes to the extent such amount of Parent’s (or the applicable Subsidiary Seller’s) portion of such Property Taxes is greater than the amount accrued as a current liability for such Property Taxes in Final Closing Working Capital.

(f)           Transfer Taxes.  Except for sales and use Taxes imposed by the United States of America (or any political subdivision thereof), which shall be borne and paid by Parent, all recoverable and non-recoverable transfer, documentary, sales, use, stamp, registration, goods and services, VAT, real and personal property transfer, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (such Taxes, fees and charges, including any penalties or interest, “Transfer Taxes”) incurred in connection with the consummation of this Agreement, the Contemplated Transactions, the Implementing Agreements and the Transition Agreements, as well as the cost of the filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be borne and paid by Buyer when due. Parent and Buyer shall file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Transfer Taxes and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)           Tax Indemnity.

(i)           From and after the Closing, Parent shall indemnify and hold harmless Buyer Indemnitees from and against (A) any Taxes for a Pre-Closing Tax Period (determined under the principles set forth in Section 7.3(b)(iv), above) that are (i) imposed on an Acquired Entity or for which an Acquired Entity is otherwise liable, (ii) imposed on or with respect to the Other Acquired Assets, or (iii) attributable to the Pre-Closing Reorganization (including, for the avoidance of  doubt, any U.K. degrouping charges associated with the Acquired Entities), (B) any Taxes imposed on any Acquired Entity for a Pre-Closing Tax Period pursuant to Treasury Regulation § 1.1502-6 or any analogous state, local or foreign law or regulation as a result of such Acquired Entity being a member of a Parent Consolidated Group for such Pre-Closing Tax Period, (C) any Taxes attributable to the making of the Section 338(h)(10) Elections, (D) any Taxes allocated to Parent pursuant to Section 7.3(f), (E) any U.S. withholding Taxes for which the Buyer Indemnitees are liable as a result of the inaccuracy of the documentation or certifications provided by Parent or the Subsidiary Sellers pursuant to Section 8.2(i) or Section 8.2(j), and (F) subject to Section 7.3(i) (and without duplication) reasonable out-of-pocket legal fees and expenses incurred in connection with the contest of any amounts described in (A) through (E) above; provided that, in each case (1) Parent shall not be required to indemnify the Buyer Indemnitees to the extent that (I) the Taxes for which indemnity is sought are taken into account as a liability in the determination of Final Closing Working Capital or Final Closing Debt or (II) such Taxes result from actions taken after the Closing by Buyer or its Affiliates (including the Acquired Entities) (other than actions in the ordinary course of business or those actions required or contemplated by this Agreement) and (2) any indemnification obligation of Parent shall be reduced to the extent of any Tax benefit actually realized (including as a result of any deduction or credit) by Buyer or any of its Affiliates (including the Acquired Entities) as a result of the payment of Taxes giving rise to such indemnity.

(ii)           From and after the Closing, Buyer shall indemnify and hold harmless the Parent Indemnitees from and against (1) all Assumed Tax Liabilities, and (2) subject to Section 7.3(i) (and without duplication) reasonable out-of-pocket legal fees and expenses incurred in connection with the contest of any Assumed Tax Liabilities.

(iii)           Notwithstanding the provisions of Section 7.3(g)(i) and Section 7.3(g)(ii), above, (1) Parent shall not be liable for, and shall not indemnify the Buyer Indemnitees for, any claim for Taxes unless such claim has been asserted by written notice to Parent prior to the date that is thirty (30) days after the expiration of the applicable statute of limitations with respect to the Taxes which are the subject of such claim and (2) Buyer shall not be liable for, and shall not indemnify the Parent Indemnitees for, any claim for Assumed Tax Liabilities unless such claim has been asserted by written notice to Buyer prior to the date that is thirty (30) days after the expiration of the applicable statute of limitations with respect to the Taxes which are the subject of such claim.

(h)           VAT.  The consideration specified for all supplies of goods and services contemplated by this Agreement shall be exclusive of any applicable VAT, payable upon receipt of a valid VAT invoice.

(i)           Tax Indemnification Procedures.  If a claim is made by a Taxing Authority that, if successful, would result in the indemnification of a party by the other party pursuant to Section 7.3, the party receiving notice of such claim shall promptly, but in no event later than 30 days after receipt of notice from the Taxing Authority of such claim, notify the other party in writing of such claim.  If the Tax claim relates entirely to a Pre-Closing Tax Period (a “Pre-Closing Tax Claim”), Buyer shall take or shall cause to be taken such action in connection with a Proceeding involving such Pre-Closing Tax Claim as Parent shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided that within 30 days after the notice of such Pre-Closing Tax Claim has been received (or such earlier date that any payment of Taxes with respect to such claim is due but in no event earlier than 5 days after receipt of such notice), Parent requests that such claim be contested.  Parent shall control the contest of such Pre-Closing Tax Claim and shall pay all reasonable out-of-pocket costs and expenses that Buyer or its Affiliates incur at Parent’s request in connection with contesting such claim, including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements.  Buyer and its Affiliates (including the Acquired Entities) shall enter into a settlement with respect to such Pre-Closing Tax Claim or prosecute such Pre-Closing Tax Claim to a determination in a court or other tribunal of initial or appellate jurisdiction, as Parent may reasonably request; provided that if the settlement is reasonably expected to adversely affect Buyer or its Affiliates (including the Acquired Entities) after the Closing, Parent cannot settle such Pre-Closing Tax Claim without Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to the penultimate sentence in this Section 7.3(i), in the case of a claim for Taxes with respect to a Straddle Tax Period for which both Parent and Buyer potentially have liability under Section 7.3(g) (a “Straddle Tax Claim”), (i) Parent and Buyer shall jointly control the conduct of any Proceeding relating to such Straddle Tax Claim, (ii) each party shall bear its own costs and expenses incurred in connection with such Proceeding and (iii) neither party shall, or shall cause its Affiliates (including the Acquired Entities) to, enter into a settlement with respect to such Proceeding or prosecute such Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction, without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if the parties are unable to mutually agree on whether to settle such a Straddle Tax Claim after working in good faith to reach agreement, then the party that objects to such settlement may assume the prosecution or defense of the Straddle Tax Claim at its own expense, and the party advocating settlement shall not be liable for any amount in excess of the amount that would have been paid by such party had the Straddle Tax Claim been settled on the available settlement terms.  Notwithstanding anything in this Section 7.3(i) to the contrary, Parent shall retain sole control of any claims by a Taxing Authority that relate to a Parent Consolidated Tax Return.  For the avoidance of doubt, the provisions of this Section 7.3(i), and not those of Section 10.4, shall govern any claim, action or suit for which indemnity may be sought under Section 7.3(g).

(j)           Section 754 Election.  Parent and Buyer shall use commercially reasonable efforts to obtain the consent of ExxonMobil to the making by Badger of an election pursuant to Section 754 of the Code for the taxable year that includes the Closing Date.

(k)           Tax Treatment of Indemnity Payments.  The amount of any indemnification payment made by a party under this Section 7.3 or Article 10 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required under applicable Tax Law.

(l)           Tax Treatment of Payments Made to Transferred Employees by Parent and Parent Equity Awards Held by Transferred Employees.  For the avoidance of doubt, the parties intend that all U.S. federal income Tax deductions arising out of payments made by Parent or a Consolidated Domestic Subsidiary to a Transferred Employee pursuant to Section 7.4(o) shall be treated as arising in the Pre-Closing Tax Period.  In addition, Parent shall be entitled to take all U.S. federal income tax deductions incurred in connection with the exercise by a Transferred Employee of a stock option or stock appreciation right in respect of Parent common stock, including such exercises occurring on or after the Closing Date. Parent and Buyer shall (and shall cause their respective Affiliates, including the Acquired Entities, to) take commercially reasonable efforts to cause any payments made to a Transferred Employee in connection with such person’s employment with Shaw Energy & Chemicals Limited or Shaw E&C International Services Ltd., as applicable, pursuant to Section 7.4(o), to be treated as deductible by such Acquired Entity in a Pre-Closing Tax Period for U.K. tax purposes.

(m)           Conflict.  To the extent the provisions of this Section 7.3 conflict with any other provisions of this Agreement with respect to Taxes, the provisions of this Section 7.3 shall control.

Section 7.4.              Certain Employee Matters.

(a)          Employees.  Schedule 7.4 lists, to the extent permitted by applicable Law, each Employee, as of the date hereof, including the name, title, work location, employer, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), annual salary or wage rate, most recent annual bonus received, current annual bonus opportunity and vacation and paid time off accrual. If the name of any Employee has been replaced with an identification number on Schedule 7.4 in order to comply with applicable Law, Parent shall deliver an update of such Schedule with the names of such individuals at the Closing.  Periodically prior to the Closing Date, including five (5) days prior to the Closing Date, Parent shall reflect any additional employees, new hires, retirements, resignations, dismissals and other employment terminations which may have occurred at any time on or prior to the Closing Date by updating (i) Schedule 7.4(a) with respect to the Business, (ii) the headings “Retained Baton Rouge Employees” and “Retained Canada Employees” of Schedule 1.1(m) with respect to the Retained Baton Rouge Business and the Retained Canadian Business, respectively, and (iii) the headings “Retained Consulting Employees”, “Retained Other Business Employees” and “Retained Singapore Employees” of Schedule 1.1(m) with respect to the Retained Consulting Employees, the Retained Other Business Employees and the Retained Singapore Employees, respectively.

(b)          Continuation of Employment.

(i)           Where applicable Law provides for the automatic transfer of employment of any Employee upon the consummation of the Contemplated Transactions, the parties shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Employee to Buyer or an Affiliated Buyer as a matter of Law as of the Closing.

(ii)           The parties acknowledge that the transfer of the portions of the Business conducted by Parent and the Subsidiary Sellers in the European Union (“EU”) and certain other countries listed in Schedule 7.4(b) constitutes a transfer of business within the meaning of EU Council Directive 2001/23/EC, the national Laws implementing the same or any similar Laws applicable in non-EU jurisdictions, and each Employee belonging to said portions of the Business shall be referred to herein as a “Non-U.S. Employee” and shall be designated as such on Schedule 7.4(b).  The parties further acknowledge that, as a result, the employment of the Non-U.S. Employees, including all related rights and obligations, will transfer by operation of Law to Buyer or an Affiliated Buyer (as the case may be) as of the Closing Date, except with respect to any Non-U.S. Employee who timely exercises his or her rights, if any, under any applicable Law to prevent such transfer from occurring, subject to Section 7.4(b)(iii) below (the  Non-U.S. Employees who do not exercise their rights to prevent such transfer, the “Non-U.S. Transferred Employees”). As a result, Buyer or the Affiliated Buyers will assume by operation of Law, as of the Closing Date, all Liabilities towards the Non-U.S. Transferred Employees except to the extent otherwise provided in this Section 7.4.

(iii)           The parties will use their reasonable efforts to obtain the approval of the applicable Governmental Authority or any labor authority as may be required for the transfer of any Non-U.S. Employees who, if any, are “protected employees” under applicable Law.

(c)          Offers of Employment.

(i)           Buyer shall, or shall cause an Affiliated Buyer to, make offers of employment to the Employees in accordance with the provisions of this Section 7.4, at least thirty (30) days prior to the Closing Date (or such longer period required by applicable Law), with such employment to be effective as of the Closing (or such later date as provided in Section 7.4(f)).  Such offer of employment shall be for a position that is comparable to the type of position held by such Employee immediately prior to the Closing Date and shall be made on terms and conditions sufficient to avoid statutory, contractual, common law or other severance obligations, other than where such severance is automatic pursuant to applicable Law (a “Qualified Offer”).  Each Employee (other than a Non-U.S. Employee) who accepts the offer of employment and commences active employment with Buyer or an Affiliated Buyer on or after the Closing Date, including offers described in Section 7.4(f), from Buyer or an Affiliated Buyer, is referred to herein as a “U.S. Transferred Employee”.  U.S. Transferred Employees and Non-U.S. Transferred Employees are referred to collectively herein as “Transferred Employees”.  Except as otherwise specifically provided in this Agreement or to the extent required by applicable Law, effective as of 12:01 a.m. on the Closing Date (or such later date on which a Transferred Employee commences employment with Buyer or an Affiliated Buyer), the Transferred Employees shall cease all active participation in and accrual of benefits under the Seller Benefit Plans, other than the Assumed Employee Benefit Plans.

(ii)           Following receipt by the Canada Business Employees of Qualified Offers, Buyer shall consult with each Canada Business Employee regarding his/her transfer of employment to Buyer at Closing.  If after consultation a Canada Business Employee rejects Buyer’s Qualified Offer, such Canada Business Employee shall remain employed by Parent and its Subsidiaries; provided that, if requested by Buyer, the parties shall use commercially reasonable efforts to agree upon terms pursuant to which the services performed by each such Canada Business Employee will be provided to Buyer pursuant to the terms of the Transition Services Agreement.  Each Canada Business Employee who accepts Buyer’s Qualified Offer shall become a “Transferred Employee” upon his or her transfer of employment to Buyer.

(d)          Independent Contractors.  Schedule 7.4(d) sets forth, for each individual independent contractor engaged by the Business whose annual compensation exceeds $100,000, such contractor’s name, duties and rate of compensation.  Parent shall update Schedule 7.4(d) periodically prior to the Closing Date, including five (5) days prior to the Closing Date.

(e)          Continuation of Compensation and Benefits.  For a period of six (6) months immediately after the Closing Date (or for such longer period as required by applicable Law), Buyer shall (or shall cause the Affiliated Buyers to) provide to each Transferred Employee compensation and benefits that are substantially comparable in the aggregate to those provided by Parent or the applicable Subsidiary Seller as in effect on the day prior to Closing (excluding equity incentive compensation and defined benefit pension arrangements).

(f)           Inactive Employees.  With respect to Employees who are not actively at work on the Closing Date due to short-term illness, short-term disability (including maternity leave), worker’s compensation or other approved leave of absence (other than any such Employee whose employment is required to be transferred to Buyer under applicable Law), Buyer or an Affiliated Buyer shall be required to offer employment to such Employee, in accordance with the provisions of this Section 7.4, as of the date such Employee returns to active work at the conclusion of such leave, provided that the Employee returns to active employment within six months following the Closing Date.  On the date an Employee returns to active employment, such Employee will become a Transferred Employee.  For the avoidance of doubt, Buyer shall have the sole obligation to provide compensation and benefits to each such Employee after, but not before, the date an Employee becomes a Transferred Employee.

(g)          Severance Obligations.  Parent and Buyer intend that the Contemplated Transactions shall not result in a severance of employment of any Employee prior to or upon the consummation of the Contemplated Transactions and that the Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and Buyer shall comply with any requirements under applicable Law to ensure the same.  Buyer shall bear any costs related to, and shall indemnify and hold harmless Parent and the Subsidiary Sellers from and against, any claims made by any Employee for any statutory, contractual or common law severance or separation benefits and other legally mandated payment obligations (including the employer portion of any employment taxes, together with any compensation payable during any mandatory termination notice period related thereto), in each case, arising out of or in connection with the failure of Buyer or the Affiliated Buyers to make offers of employment or continue the employment of any Employee in accordance with this Agreement and as required by applicable Law.  Parent and the Subsidiary Sellers shall bear any costs related to, and shall indemnify and hold harmless Buyer and Affiliated Buyers from and against, any claims made by any Employee for any statutory, contractual or common law severance or separation benefits and other legally mandated payment obligations (including the employer portion of any employment taxes, together with any compensation payable during any mandatory termination notice period related thereto), in each case, arising out of or in connection with the refusal of an Employee to accept a Qualified Offer.

(h)          Allocation of Employment Liabilities.  (i) Except with respect to any Liabilities that transfer to Buyer or an Affiliated Buyer pursuant to applicable Law or as otherwise specifically provided in this Agreement, Parent and the Subsidiary Sellers shall retain liability and responsibility for all employment and employee-benefit related Liabilities, obligations, claims or losses that arise as a result of an event or events that occurred prior to 12:01 a.m. on the Closing Date, that relate to the Employees (or any dependent or beneficiary of any Employee).  Except as otherwise specifically provided in this Agreement, effective as of 12:01 a.m. on the Closing Date, Buyer or its Affiliates shall assume and be solely responsible for all employment and employee-benefits related Liabilities, obligations, claims or losses that relate to the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) that arise as a result of an event or events that occurred on or after 12:01 a.m. on the Closing Date or are otherwise expressly assumed by Buyer or its Affiliates pursuant to this Agreement.

(i)           Parent and the Subsidiary Sellers shall retain all Liabilities for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred by Employees prior to 12:01 a.m. on the Closing Date that are covered under the terms of the applicable plans of Parent and the Subsidiary Sellers or their respective Affiliates.  With respect to claims incurred on or after 12:01 a.m. on the Closing Date by the Transferred Employees and their eligible dependents for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims, Buyer or its Affiliates shall be responsible.  For these purposes, a claim shall be deemed to be incurred: (A) in the case of workers’ compensation and short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits; (B) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (C) in the case of life insurance benefits, upon death; and (D) in the case of accidental death and dismemberment benefits, at the time of the accident.

(i)          Service Credit.  Effective from and after 12:01 a.m. on the Closing Date, Buyer or an Affiliated Buyer shall use commercially reasonable efforts to (i) recognize, for all purposes (including eligibility, vesting and benefit levels and accruals, but other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Buyer or an Affiliated Buyer for the benefit of the Transferred Employees, service with Parent or the Subsidiary Sellers and their respective Affiliates prior to the Closing Date to the extent such service was recognized under the corresponding Seller Benefit Plan covering such Transferred Employees and (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or an Affiliated Buyer for the benefit of the Transferred Employees, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Benefit Plan immediately prior to the Closing, and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs.

(j)          Accrued Vacation.  Except as otherwise required under applicable Law, as of 12:01 a.m. on the Closing Date, Buyer or an Affiliated Buyer shall assume and honor all vacation days and paid time off days accrued but not yet taken by the Transferred Employees as of the Closing Date (it being understood that Buyer or an Affiliated Buyer may deduct from the number of vacation days and paid time off days made available to any such Employee the number of days of vacation or paid time off previously taken by such Employee in the applicable year).

(k)        In the case of any Employee referred to in Section 7.4(f), except as otherwise required by applicable Law or otherwise specifically provided in this Agreement, references to Closing Date in Sections 7.4(h) through (j) shall instead be deemed to refer to the date such Employee became a Transferred Employee.

(l)          401(k) Plan.  Each Transferred Employee shall become fully vested in any defined contribution plan of Parent or any of its Subsidiaries or Affiliates in which such Transferred Employee participates, including the Shaw Group, Inc. 401(k) Plan.  If Buyer or an Affiliated Buyer maintains or establishes a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyer’s 401(k) Plan”), Buyer or an Affiliated Buyer shall permit each Transferred Employee participating in a Seller Benefit Plan that is a defined contribution plan with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Seller’s 401(k) Plan”) to effect, and Buyer or an Affiliated Buyer agrees to cause Buyer’s 401(k) Plan to accept, in accordance with applicable Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under Seller’s 401(k) Plan if such rollover to Buyer’s 401(k) Plan is elected in accordance with applicable Law by such Transferred Employee, subject to each of Parent’s or the Subsidiary Seller’s and Buyer’s reasonable satisfaction that Seller’s 401(k) Plan or Buyer’s 401(k) Plan, as applicable, is in compliance with all applicable Laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code.  Upon completion of a direct rollover of a Transferred Employee’s account balances, as described in this Section 7.4(l), Buyer or an Affiliated Buyer and Buyer’s 401(k) Plan shall be fully responsible for all benefits relating to past service of such Transferred Employee and none of Parent, the Subsidiary Sellers and Seller’s 401(k) Plan shall have any liability whatsoever with respect to such benefits.

(m)          WARN Act.  Buyer agrees to provide, or cause its Affiliates to provide, any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar federal, state or local Law or regulation, and to otherwise comply with WARN and any other similar Law or regulation, in each case with respect to any “plant closing” or “mass layoff” (as defined in WARN) or group termination or similar event affecting Employees (including as a result of the consummation of the Contemplated Transactions) and occurring on and after 12:01 a.m. on the Closing Date.  None of Buyer or any of its Affiliates shall take any action after the Closing that would cause any termination of employment of any Employees that occurs before 12:01 a.m. on the Closing Date to constitute a “plant closing” or “mass layoff” or group termination under WARN or any similar federal, state or local Law or regulation, or to create any liability or penalty to Parent or any Subsidiary Seller for any employment terminations under applicable Law.  On the Closing Date, Parent shall notify Buyer of any layoffs of any U.S. Employees in the 90-day period prior to the Closing.

(n)          Benefit Plans.

(i)           Prior to the Closing, Parent shall take all actions necessary (including, without limitation, complying with any consultation obligations and obtaining any required regulatory or trustee consents) to effectuate the following, effective as of the Closing:

(A)           change the sponsoring entity of the UK Pension Plan so that the sponsoring entity is not an Acquired Entity, including providing notification of such change to the applicable Governmental Authority; and

(B)           Parent and the Subsidiary Sellers shall retain all Liabilities relating to the UK Pension Plan or the Canadian DB Plan.

(ii)            From and after the Closing, Buyer and its Affiliates shall have no Liabilities or obligations relating to the UK Pension Plan and the Canadian DB Plan, except with respect to any and all direct rollovers by a Transferred Employee of his/her defined contribution account in the UK Pension Plan to the New UK DC Plan (as defined below).

(iii)           Prior to the Closing, Buyer or an Affiliated Buyer shall complete all actions necessary to establish a defined contribution plan in the United Kingdom (the “New UK DC Plan”).  Buyer or an Affiliated Buyer shall permit each Transferred Employee participating in the UK Pension Plan to elect to participate in the New UK DC Plan from and after the Closing.

(o)          Retention Plan.

(i)            Parent will promptly after the date hereof put in place a retention program on the terms and conditions set forth on Schedule 7.4(o)(i) (the “Retention Program”).

(ii)           At the applicable Transfer Date, each unvested stock option, stock appreciation right and restricted stock unit held by a Transferred Employee shall terminate and each Transferred Employee shall be entitled to receive from Parent, subject to such Transferred Employee’s execution of an unvested equity payment memorandum in the form set forth in Schedule 7.4(o)(ii), an amount in cash, less applicable Tax withholding, payable at or promptly after, but in no event later than thirty (30) days following the applicable Transfer Date, equal to the sum of (A)(i) the number of unvested restricted stock units held by such Transferred Employee that would have vested if such Transferred Employee’s employment had terminated after continuous employment through February 1, 2013, multiplied by (ii) the closing price of a share of common stock of Parent as reported on the New York Stock Exchange on the applicable Transfer Date and (B) with respect to each unvested stock option and stock appreciation right that would have vested if such Transferred Employee’s employment had terminated after continuous employment through February 1, 2013, (i) the excess, if any, of the closing price of a share of common stock of Parent as reported on the New York Stock Exchange on the Transfer Date over the applicable per share exercise price of such stock option or stock appreciation right multiplied by (ii) the number of shares of common stock of Parent subject to such stock option or stock appreciation right (the “Vesting Program”).

(p)          Transferred Employee Stock Options.  For so long as any Transferred Employee holds outstanding stock options or stock appreciation rights, upon Parent’s request, Buyer shall use its commercially reasonable efforts to notify Parent of any changes to such Transferred Employee’s name, address or payroll profile (e.g. changes to the employee’s form W-4 or equivalent non-U.S. form) as permitted under Applicable Law.

(q)          No Third Party Beneficiaries.  The provisions of this Section 7.4 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.4, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 7.4, express or implied, shall be (i)deemed an amendment of any plan providing benefits to any Employee, or (ii)construed to prevent Buyer from terminating or modifying to any extent or in any respect any benefit plan that Buyer may establish or maintain.

(r)          Retained Overhead Employees.  Not later than thirty (30) days following the date hereof, Buyer may submit to Parent and its Subsidiaries a list of not more than fifty (50) Employees charged primarily to the overhead of the Business who but for the provisions of this Section 7.4(r) would receive a Qualified Offer from Buyer.  Buyer shall select such Employees in accordance with (i) Buyer’s legitimate anticipated business requirements for the services of such Employees after the Closing Date and (ii) applicable Law.  Parent shall have the right to object to the selection of any such Employees on the basis that their selection by Buyer is not in accordance with the criteria set forth above; provided, however, that Parent shall have no right to object to the selection by Buyer of an Employee based on the potential costs associated with the severance of such Employee should Parent terminate the Employee following any required consultations.  If Parent objects to the selection of any such Employee in accordance with the criteria above, Parent and Buyer shall negotiate in good faith to resolve the dispute; provided that Buyer shall at all times remain entitled to select up to fifty (50) Employees to be retained by Parent pursuant to this Section 7.4(r).  The Employees selected in accordance with this Section 7.4(r) shall be the “Retained Overhead Employees.”

Section 7.5.               Litigation Support.

Buyer and its Affiliates, on the one hand, and Parent, the Subsidiary Sellers and each of their Affiliates, on the other hand, will cooperate with each other in the defense or settlement of any Liabilities or Proceedings involving the Business for which they have responsibility under this Agreement by providing the other party and such other party’s legal counsel and other Persons reasonable access to Employees, Retained Business Employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may reasonably request, to the extent maintained or under the possession or control of the requested party.  The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.5.

Section 7.6.               Further Assurances.

From and after the Closing Date, and from time to time at the request of the other party, Buyer shall, and shall cause its Affiliates to, and Parent shall, and shall its Affiliates to, without further consideration, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to the Implementing Agreements, and take such other action as may reasonably be necessary, proper or advisable to consummate the Contemplated Transactions or to give effect to the transactions contemplated by the Ancillary Agreements.

Section 7.7.               Refunds and Remittances; Cash.

(a)          Parent and Buyer will work together to reconcile the settlement of Assumed Liabilities and Retained Liabilities which relate to periods both before and after the Closing Date.  Such expenses shall be allocated between Parent and Buyer based on the number of days such party owned the Conveyed Assets during the period in question.  Parent will promptly reimburse Buyer for expenses paid by Buyer that relate to the period prior to the Effective Time and Buyer will promptly reimburse Parent for expenses paid by Parent that relate to the period after the Effective Time.

(b)          To the extent that Parent, any Subsidiary Seller or any of their Affiliates on the one hand, or Buyer, any Affiliated Buyer or any of their Affiliates, on the other, (i) receives any payment to which the other party is entitled, each of Buyer and Parent agrees to promptly remit the proceeds to the designated bank account of Parent or Buyer, as appropriate, and (ii) makes a payment to a third party on behalf of the other party, each of Buyer and Parent agrees to promptly reimburse Parent or Buyer, as applicable, by depositing an equal amount in the bank account designated by such reimbursed party.

(c)          Parent shall, and shall cause each E&C Group Member to, distribute all Cash Equivalents out of the Acquired Entities prior to or at the Closing.

Section 7.8.              Replacement of Credit Support Obligations.

(a)          Buyer recognizes that Parent and certain of its Affiliates and third parties have provided credit support to the Business or the Conveyed Assets pursuant to the Credit Support Obligations set forth on Schedule 7.8(a) and that Parent may supplement the Credit Support Obligations listed on Schedule 7.8(a) from time to time prior to Closing to include additional Credit Support Obligations entered into in the ordinary course of the Business and consistent with past practice.

(b)          With respect to the Credit Support Obligations set forth on Schedule 7.8(a), on or prior to the Closing Date, Buyer agrees to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment in form and substance reasonably satisfactory to Parent and the respective banks or other counterparties, and Buyer and Parent shall cooperate to obtain any necessary release in form and substance reasonably satisfactory to Buyer and Parent with respect to all such Credit Support Obligations.

(c)          If Buyer is not successful, for any reason, in obtaining the complete and unconditional release of Parent and its Affiliates from any Credit Support Obligation set forth on Schedule 7.8(a) by the Closing Date (each such Credit Support Obligation, until such time as such Credit Support Obligation is released in accordance with Section 7.8(b) (a “Continuing Credit Support Obligation”), then:

(i)           Buyer shall continue to use its reasonable best efforts, and Parent shall continue to cooperate with Buyer in such efforts, to obtain promptly the complete and unconditional release of Parent and its Affiliates from each Continuing Credit Support Obligation until such release is obtained; and

(ii)           Buyer shall indemnify Parent and its Affiliates for any demand or draw upon, or withdrawal from, any Continuing Credit Support Obligation or any cash or other collateral posted by Parent or its Affiliates under the terms of the Credit Support Obligation and for the carrying costs of any cash collateral not replaced by Buyer, the fronting fee costs, and any other reasonable out-of-pocket third party costs and expenses resulting from each such Continuing Credit Support Obligation, as evidenced by Parent to Buyer.

Section 7.9.              Access, Information and Documents.

(a)          From and after the date hereof and to the Closing, upon reasonable advance notice from Buyer, Parent shall, and shall cause the Subsidiary Sellers to, to the extent permitted by Law, permit Buyer and its authorized representatives to have reasonable access, during regular business hours, to the assets, Employees, facilities, Contracts, books and records and other documents and data relating to the Business (other than the Excluded Assets); provided, however, that no such access (or related activities or investigations) shall unreasonably interfere with any E&C Group Member’s normal operation of their respective businesses, including the Business; provided, further, that all information received by Buyer or its representatives and given by or on behalf of any E&C Group Member in connection with this Agreement and the Contemplated Transactions will be held by Buyer and its Affiliates and representatives as confidential information pursuant to the terms of the Confidentiality Agreement, as modified by Section 7.13 herein.  Buyer shall bear the risk of injury to any of its representatives conducting any investigation or inspection pursuant to this Section 7.9.

(b)          The covenants in paragraph (a) will not require Parent or any Subsidiary Seller to provide Buyer or its representatives with access to any document or other communication that Parent believes in good faith is subject to any contractual confidentiality obligation or covered by any attorney-client work product or similar privilege, or to permit Buyer or its representatives to conduct any environmental tests, including soil, water, air or other sampling or testing, at or relating to the Leased Real Property.

(c)          No investigation by Buyer pursuant to this Section 7.9 or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent or the Subsidiary Sellers hereunder.

Section 7.10.            Conduct of Business.

Notwithstanding any other term or provision of this Agreement to the contrary, for purposes of this Section 7.10, the terms E&C Group and E&C Group Member(s) shall not include Badger.

From and after the date hereof and to the Closing, except as otherwise contemplated by Section 7.12, the separation of the Retained Canadian Business, the Retained Baton Rouge Business, the Retained Consulting Business and the Retained Singapore Employees from the Business as contemplated hereby or another provision of this Agreement, or as Buyer shall otherwise consent in writing, Parent will, and will cause the other E&C Group Members to, conduct the Business in the ordinary and usual course of day-to-day operations, substantially consistent in nature, scope and magnitude with the past practices, and to the extent so consistent, Parent shall use its, and shall cause the other E&C Group Members to use their respective, commercially reasonable efforts to preserve the Business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, Employees, lessors and agents. Without limiting the generality of the foregoing, from and after the date hereof and to the Closing, except as (w) otherwise contemplated by Section 7.12, the separation of the Retained Canadian Business, the Retained Baton Rouge Business, the Retained Consulting Business and the Retained Singapore Employees from the Business as contemplated hereby or another provision of this Agreement, (x) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters requiring immediate action, (y) as required by Law, Order or any Governmental Authorization or existing Contract, or (z) as Buyer shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause the other E&C Group Members not to, as it relates to the Business or any Acquired Entity:

(a)          incur, create or assume any Encumbrance with respect to any Conveyed Asset other than Permitted Encumbrances;

(b)          acquire, dispose of or fail to maintain any material Conveyed Asset outside of the ordinary and usual course of business consistent with past practice;

(c)          except as required to comply with applicable Law or any Seller Benefit Plan in accordance with its terms on the date hereof, (i) with respect to any Employee whose annual compensation exceeds U.S. $100,000, (A) grant or increase any severance or termination pay (or amend any existing severance pay or termination arrangement or policies) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) (and in the case of any such employee whose annual compensation does not exceed U.S. $100,000, any action in the foregoing clause (A) or (B) shall be taken only in the ordinary course of business consistent with past practice), (ii) establish, adopt or amend any Seller Benefit Plan to the extent it affects benefits received by Employees, except for the Retention Program, (iii) increase compensation, bonus or other benefits payable to any Employee, except as deemed necessary to retain an Employee who receives a bona-fide offer of employment from another employer, provided that notice of such increase is provided promptly to Buyer, (iv) accelerate the payment of any bonus or other amounts (relative to the timing contemplated as of the date hereof), (v) hire or transfer Employees into or out of the Business, except for new hires at an annualized compensation level of U.S. $100,000 or less in the ordinary course of business consistent with past practice or (vi) terminate the employment of any Employee other than for good cause;

(d)          enter into or amend in any material respect, any Material Contract of the type set forth in Section 4.10(a);

(e)          make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchases of all or any significant portion of the property or assets of any other Person, other than in the ordinary and usual course of business and as contemplated or permitted by the capital expenditure budget of Parent and the Subsidiary Sellers attached hereto as Schedule 7.10(e);

(f)           implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, or make or change any material Tax election, in each case, that would affect any of the Acquired Entities or Other Acquired Assets after the Closing;

(g)          enter into any Contract or commitment that materially restricts the ability of Parent or any Subsidiary Seller to compete with, or conduct, any business or line of business in any geographic area;

(h)          settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim that is an Assumed Liability, involving or against Parent or any Subsidiary Seller, or in respect of which Parent or any Subsidiary Seller has material indemnification obligations; or

(i)            agree to take any of the foregoing actions.

Nothing herein shall require approval of ordinary course licensing and engineering agreements which are consistent with past practice.

Section 7.11.            No Use of Parent Retained Names.

(a)          On and after the Closing Date, except as expressly provided in this Section 7.11 or the Trademark License Agreement, neither Buyer, any Affiliated Buyer nor any of their respective Affiliates shall use those names, marks, domain names and logos set forth on Schedule 7.11(a) (the “Retained Names”) or any name(s) (or any derivations therefrom in any language) confusingly similar thereto alone or together with other words, or logos, slogans, symbols or designs in any form, variation or manner in connection with any business that Buyer, Affiliated Buyers or its Affiliates may thereafter conduct.

(b)          Except as expressly provided in this Section 7.11 or the Ancillary Agreements, within one hundred twenty (120) days after the Closing, Buyer shall, and shall cause its Affiliates to, revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communication, signage and stationery, to remove or strike-over the Retained Names and otherwise discontinue use of the Retained Names, in each case, to the extent reasonably possible; provided, however, that during such one hundred twenty (120) day period, Buyer may continue to distribute product literature that uses any Retained Names and distribute products with labeling or packaging that uses any Retained Names to the extent that such product literature and/or labeling or packaging exists on the Closing Date.  In no event shall Buyer or any of its Affiliates use any Retained Names during such one hundred twenty (120) day period in any manner or for any purpose different from the use of such Retained Names by Parent, the Subsidiary Sellers or the Acquired Entities, in each case, in connection with the Business prior to the Closing.

(c)          Notwithstanding anything to the contrary, nothing in this Section 7.11 or the Ancillary Agreements shall be construed as prohibiting Buyer, any Affiliated Buyer or any of their respective Affiliates from (i) stating in any advertising or any other communication that the Business (or any portion thereof) was formally affiliated with any E&C Group Member or (ii) making use of any Retained Name that would constitute “fair use” under applicable Law if such use were made by a third Person.

Section 7.12.            Reorganization.

(a)          Parent shall, and shall cause its Affiliates to, complete the Pre-Closing Reorganization prior to the Closing in all respects in accordance with the terms and subject to the conditions set forth in Schedule 7.12.  Parent shall, or shall cause its applicable Affiliates to, provide Buyer with copies of all agreements to be executed and delivered by and among Parent and its Affiliates in connection with the Pre-Closing Reorganization.

(b)          Buyer shall, within fifteen (15) days after the execution of this Agreement, take all actions reasonably necessary for the benefit of Shaw Energy & Chemicals Limited, to reduce its share capital in accordance with section 642 of the UK’s Companies Act 2006 as part of the Pre-Closing Re-organization, in order to give the directors of Shaw Energy & Chemicals Limited such comfort as they may reasonably require to enable them to make a solvency statement (as defined in section 642 of the UK’s Companies Act 2006) for the purpose of such reduction of share capital.

Section 7.13.            Confidentiality.

(a)          Effective as of the Closing, Parent and Buyer hereby agree that the Confidentiality Agreement shall be terminated.

(b)          Following the Closing, Parent shall, and shall cause the E&C Group Members to, hold, and use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential information concerning the Business, except to the extent that such information can be shown to have been (i) in the public domain through no fault of any E&C Group Member, (ii) reasonably requested by and disclosed to a Governmental Authority or (iii) later lawfully acquired by the E&C Group Members from sources other than those related to its prior operating of the Business.  The obligation of Parent to hold, and to cause the E&C Group Members to hold, any such information in confidence shall be satisfied if Parent exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

Section 7.14.            Waiver of Claims.

As of the Closing, Parent and its Affiliates shall waive all claims, rights and remedies against any of the officers, directors and employees of any of the Acquired Entities.

Section 7.15.            Non-Compete; No Sale of Canadian Retained Business; Non-Solicit.

(a)          The parties hereto acknowledge and agree that Parent and its Affiliates are engaged in the businesses described in Parent’s 10-K Annual Report filed on October 31, 2011.

(b)          In order that Buyer may have and enjoy the full benefit of the Business and as an inducement to Buyer to enter into this Agreement and the Ancillary Agreements (without which inducement Buyer would not have entered into such agreements), from the Closing Date until the third anniversary thereof (the “Restricted Period”), Parent agrees, subject to the provisions of this Section 7.15, not to, and agrees to prevent its Affiliates from, directly or indirectly, in the United States or elsewhere, on such Person’s own behalf or on the behalf of another:

(i)             engage in any business that competes with the Business;

(ii)            invest or own any interest publicly or privately in any Person that competes with the Business;

(iii)           (A) solicit, divert or attempt to solicit or divert any Person who (1) is or was a customer, vendor or supplier of the Business or (2) was solicited to become a customer, vendor or supplier of the Business within the two-year period prior to the Closing, in either case for the purpose of soliciting, purchasing, procuring or sourcing from, or offering, selling, providing or supplying to, such customer, vendor or supplier any goods or services similar to those provided by the Business prior to Closing, or (B) attempt in any manner to persuade any such customer, vendor or supplier of the Business to cease doing business or to reduce the amount of business that any such Person has customarily done or contemplates doing with the Business;

(iv)           sell, convey, transfer, assign or otherwise dispose of all or substantially all of the Retained Canadian Business, in one or a series of related transactions, to:

(A)           any of those Persons listed on Schedule 7.15(a)(iv)(A) unless such Person agrees not to compete directly or indirectly with the Business during the Restricted Period through or by means of the Retained Canadian Business; or

(B)           any other Person other than Buyer or any of its Affiliates, if such Person, to the Knowledge of Parent, intends to (A) continue to operate the Retained Canadian Business as a going concern after the consummation of such Person’s acquisition of the Retained Canadian Business and (B) compete directly or indirectly with the Business through or by means of the Retained Canadian Business;

(v)           hire, employ, engage or solicit for employment (either on a full time or a part time basis, or in a consultancy or other non-employee role) any Employee who is a member of the senior management of the Business as of the Closing Date, or encourage or induce any such Employee to leave his or her employment relationship with Buyer or any of its Affiliates; or

(vi)           solicit for employment (either on a full-time or part-time basis, or in a consultancy or other non-employee role) any Employee as of the Closing Date, or encourage or induce any such Employee to leave his or her employment relationship with Buyer or any of its Affiliates; provided that this paragraph (vi) shall not apply if (A) any such Employee has been terminated by Buyer or any of its Affiliates or (B) any such Employee contacts Parent or any of its Affiliates in response to a solicitation for employment made to the public in general, or other method not specifically directed toward the Employees.

(c)          The restrictions imposed by Section 7.15(b) shall not apply to (i) the ownership, operation, servicing or sale of any or all of the Excluded Assets by Parent or any of its Affiliates, to the extent that such actions are outside of the scope of, and are not competitive with, the Business or (ii) the fulfillment by Parent or any of its Affiliates of its obligations under the Transition Services Agreement, whether relating to the Excluded Assets or otherwise.

(d)          Notwithstanding anything to the contrary in this Section 7.15, it shall not be deemed to be a violation of Sections 7.15(b)(i), 7.15(b)(ii) and 7.15(b)(iii) for Parent or any of its affiliates:

(i)           to conduct (a) the Retained Consulting Business or (b) the Retained Baton Rouge Business, in each case, as of the date hereof and prior to the date hereof;

(ii)           to invest in any Person that competes with the Business, so long as Parent’s or its Affiliates’ investment is less than 10% of the outstanding ownership interest in such Person and Parent does not control such Person;

(iii)           to acquire a business that competes with the Business (or a third party engaging in such business) by merger or a purchase of shares or assets of a third party unless a material purpose of such acquisition is the avoidance of the prohibitions of this Section 7.15;

(iv)           to own any securities through any employee benefit plan;

(v)           to engage in any business (other than the Business), including but not limited to those businesses (other than the Business) described in Parent’s 10-K Annual Report filed on October 31, 2011, that is conducted by Parent or any of its Affiliates as of the Closing Date; or

(vi)           to complete the Singapore Project.

(e)          Notwithstanding anything to the contrary, this Section 7.15 shall not apply with respect to any Person that acquires an interest in all or any portion of the stock or assets of Parent or any of its Affiliates and whether or not prior to such acquisition such Person was already engaged in a business that is competitive with the Business.

(f)          Parent (on its own behalf and on behalf of its Affiliates) acknowledges that the restrictions contained in this Section 7.15 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  Parent (on its own behalf and on behalf of its Affiliates) acknowledges that any violation of this Section 7.15 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to specific performance of this Section 7.15 pursuant to Section 11.17.  Without limiting the generality of the foregoing, the Restricted Period applicable to Parent and its Affiliates shall be extended for an additional period equal to any period during which Parent or any of its Affiliates is in breach of the obligations under this Section 7.15.

(g)          If any provision contained in this Section 7.15 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.15, but this Section 7.15 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that, if any of the restrictions or covenants contained in this Section 7.15 is held to cover a geographic area or to have a duration that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by applicable Law) not be construed to be null, void and of no effect, but shall instead be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, duration and other extent (not greater than those contained herein) as shall be valid and enforceable under applicable Law.

(h)          During the Restricted Period, Buyer agrees, subject to the provisions of this Section 7.15, not to, and agrees to prevent its Affiliates from, directly or indirectly, in the United States or elsewhere, on such Person’s own behalf or on the behalf of another to solicit for employment (either on a full-time or part-time basis, or in a consultancy or other non-employee role) any Retained Business Employee, or encourage or induce any such employee to leave his or her employment relationship with Parent or any of its Affiliates; provided that this paragraph (h) shall not apply if (A) any such employee that has been terminated by Parent or any of its Affiliates or (B) any such employee contacts Buyer or any of its Affiliates in response to a solicitation for employment made to the public in general, or other method not specifically directed toward the employees of Parent or any or its Affiliates.

Section 7.16.            IT Separation.

Attached hereto as Schedule 7.16, is a general outline of what the parties, as of the date hereof, believe will reasonably be required to effectuate the IT Separation together with a general indication of the cost with respect thereto.  Buyer and Parent shall work in good faith to finalize the scope and cost of the IT Separation as soon as is reasonably practicable and shall each use commercially reasonable efforts to take such actions prior to Closing as may be reasonably required to timely effectuate the IT Separation in accordance with the parties’ mutual agreement.  Buyer will reimburse Parent for (i) the direct costs for Parent’s, or its Affiliates’, personnel and (ii) all reasonable out of pocket costs incurred by Parent or its Affiliates, in each case, in connection with actions taken by Parent or its Affiliates (with the approval of Buyer which shall not be unreasonably conditioned, delayed or withheld) prior to Closing to effectuate the IT Separation.  All activities related to IT Separation after the Closing shall be provided pursuant to the Transition Services Agreement.

Section 7.17.            Termination of Intra-Company Agreements.

Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, (a) Parent shall cause all Contracts between any Acquired Entity, on the one hand, and any other Affiliate of Parent, on the other hand, to be terminated, effective as of the Closing; and (b) all intercompany receivables, payables and other accounts between any Acquired Entity, on the one hand, and any other Affiliate of Parent, on the other hand, in existence as of immediately prior to the Closing shall be satisfied or settled by the relevant Persons in full and without further liability of any Acquired Entity no later than the Closing.

ARTICLE 8.
CONDITIONS TO CLOSING

Section 8.1.              Conditions to the Obligations of Buyer and Parent.

The respective obligations of each of the parties to consummate the Contemplated Transactions shall be subject to the satisfaction of the following conditions precedent:

(a)          No Proceeding instituted by any Governmental Authority in any jurisdiction which seeks to prevent or enjoin in any respect the Contemplated Transactions shall have been commenced and be continuing.

(b)          No Legal Restraint or Law shall be in effect preventing the Contemplated Transactions.

(c)          The waiting periods required under the HSR Act, if a filing is required, including any extensions thereof, shall have expired by passage of time or by early termination by the FTC or DOJ, and all clearances, approvals and any termination or expiration of an applicable waiting period under any Competition Law identified in Schedule 8.1 shall have been obtained.

Section 8.2.              Conditions to the Obligations of Buyer.

The obligation of Buyer to consummate the Contemplated Transactions shall be subject to the satisfaction of the following additional conditions precedent:

(a)          Parent shall have performed in all material respects the obligations contained in this Agreement which are required to be performed by Parent at or before the Closing.

(b)          The representations and warranties made by Parent on behalf of itself and each of the Subsidiary Sellers made in Section 4.1(a) (Organization), Section 4.2 (Authority; Binding Effect), Section 4.6 (Capitalization of Acquired Entities) and Section 5.1(a) (Organization) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time, except for those representations and warranties that expressly relate to an earlier or a particular date, which shall be true and correct as of such date.

(c)          The other representations and warranties made in this Agreement by Parent on behalf of itself and each of the Subsidiary Sellers shall be true and correct at and as of the Closing Date except for those representations and warranties that expressly relate to an earlier or a particular date, which shall be true and correct as of such date, in each case determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(d)          Buyer shall have received all consents, authorizations, waivers or approvals referred to in Schedule 8.2(d), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(e)          Buyer shall have received from Parent, in form and substance reasonably satisfactory to Buyer, evidence that all Acquired Entities that are guarantors under the Parent Credit Facility will be released as guarantors thereunder on the Closing Date.

(f)           Buyer shall have received a certificate signed by an authorized representative of Parent in his or her capacity as such, certifying that the conditions specified in Sections 8.2(a), (b) and (c) have been fulfilled.

(g)          Parent shall have delivered or caused to be delivered to Buyer duly executed versions of all of the items required by Section 3.2(a).

(h)          Parent shall have received from the trustee of the UK Pension Plan approval of the change in the sponsoring entity of the UK Pension Plan such that no sponsoring entity of the UK Pension Plan is an Acquired Entity.

(i)          Parent and each of the Subsidiary Sellers that is a U.S. Person shall have delivered to Buyer a certification, signed under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that such entity is not a “foreign person” as defined in Section 1445 of the Code.

(j)          With respect to the Subsidiary Sellers that are not U.S. Persons, a certification by Parent, in form and substance acceptable to Buyer, to the effect that (i) none of the Acquired Entities are “United States real property holding corporations” within the meaning of Section 897(c)(2) of the Code, and (ii) none of (x) the Acquired Equity Interests sold by such Subsidiary Sellers, (y) the assets of the Acquired Entities sold by such Subsidiary Sellers, or (z) the Other Acquired Assets sold by such Subsidiary Sellers, are “United States real property interests” as defined in Section 897 of the Code.

Section 8.3.              Conditions to the Obligations of Parent.

The obligation of Parent to consummate the Contemplated Transactions and to cause the Subsidiary Sellers to consummate the Contemplated Transactions shall be subject to the satisfaction of the following additional conditions precedent:

(a)          Buyer shall have performed in all material respects the obligations contained in this Agreement which are required to be performed by Buyer at or before the Closing.

(b)          The representations and warranties made by Buyer on behalf of itself and each of the Affiliated Buyers made in this Agreement shall be true and correct at and as of the Closing Date except for those representations and warranties that expressly relate to an earlier or a particular date, which shall be true and correct as of such date, in each case except where the failure of such representations and warranties to be so true and correct, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)          Parent shall have received a certificate signed by an authorized representative of Buyer in his or her capacity as such, certifying that the conditions specified in Sections 8.3(a) and (b) have been fulfilled.

(d)          Buyer shall have delivered or caused to be delivered to Parent duly executed versions of all of the items required by Section 3.2(b).

(e)          Parent shall have received all consents, authorizations, waivers or approvals under the Parent Credit Facility that are necessary to consummate the Contemplated Transactions.

(f)          Parent shall have received all consents, authorizations, waivers or approvals referred to in Schedule 8.3(f), in each case in form and substance reasonably satisfactory to Parent, and no such consent, authorization or approval shall have been revoked.

Section 8.4.              Frustration of Closing Conditions.

Neither Parent nor Buyer may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, in accordance with and subject to any limitations set forth in Sections 7.1 and 7.2.

ARTICLE 9.
TERMINATION

Section 9.1.              Termination Events.

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing:

(a)          by mutual written consent of Parent and Buyer;

(b)          by Parent if (i) any of the conditions set forth in Section 8.3 shall have become incapable of fulfillment and shall not have been waived by Parent, (ii) forty-five (45) days have elapsed since the receipt by Buyer of a written notice from Parent of such incapability and (iii) Buyer shall have failed to fulfill such condition within such forty-five (45) day period;

(c)          by Buyer if (i) any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived by Buyer, (ii) forty-five (45) days have elapsed since the receipt by Parent of a written notice from Buyer of such incapability and (iii) Parent shall have failed to fulfill such condition within such forty-five (45) day period; or

(d)          by either Parent or Buyer if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement pursuant to this Section 9.1(d) to comply fully with its obligations under this Agreement) on or before November 30, 2012, or such later date as the parties may agree upon.

Section 9.2.              Effect of Termination.

If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, without liability of either party to the other party, except (a) that the obligations with respect to this Section 9.2, Section 11.1, Section 11.9, Section 11.11 and Section 11.16 will survive, and (b) the parties shall only be liable for any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE 10.
INDEMNIFICATION

Section 10.1.         Indemnification by Parent.

Subject to the limitations set forth in this Agreement, from and after the Closing, Parent shall indemnify and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents, advisors or representatives (the “Buyer Indemnitees”) from and against any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs, expenses (including reasonable legal fees and expenses), fines or damages (including for lost profits and diminution of value) (each, a “Loss”, collectively the “Losses”), whether or not involving a Third Party Claim, incurred or suffered by any of them to the extent such arise or result from:

(a)           any breach of any warranty or representation of Parent contained in this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard);

(b)           any breach of any covenant or agreement of Parent or any of its Affiliates to be performed before, on or after the Closing Date, in each case contained in this Agreement or in any Implementing Agreement delivered by Parent or any of its Affiliates pursuant to this Agreement; or

(c)           any Retained Liability or any payment default by Stone & Webster Asia, Inc. under the Singapore Agreements.

In no event shall Parent be obligated to indemnify any Buyer Indemnitee with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.8. Notwithstanding anything to the contrary contained in this Article 10 or elsewhere in this Agreement, in no event shall any amounts be recovered by Buyer under this Article 10 for any Loss related to Taxes, Buyer’s exclusive remedy with respect to claims for Taxes being set forth in Section 7.3(g); provided that, for the avoidance of doubt, the provisions of Section 10.5 and Section 10.6 shall be applicable to the extent they apply to claims for Losses related to Taxes.

Section 10.2.         Indemnification by Buyer.

Subject to the limitations set forth in this Agreement, from and after the Closing, Buyer shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors, employees, agents, advisors or representatives (the “Parent Indemnitees”) from and against any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by any of them to the extent such arise or result from:

(a)           any breach of warranty or representation of Buyer contained in this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or Buyer Material Adverse Effect or any similar qualification or standard);

(b)          any breach of any covenant or agreement of Buyer or any of its Affiliates to be performed before, on or after the Closing Date, in each case contained in this Agreement or in any Implementing Agreement delivered by Buyer or any of its Affiliates pursuant to this Agreement; or

(c)          any Assumed Liability.

Notwithstanding anything to the contrary contained in this Article 10 or elsewhere in this Agreement, in no event shall any amounts be recovered by Parent under this Article 10 for any Loss related to Taxes, Parent’s exclusive remedy with respect to claims for Taxes being set forth in Section 7.3(g); provided that, for the avoidance of doubt, the provisions of Section 10.5 and Section 10.6 shall be applicable to the extent they apply to claims for Losses related to Taxes.

Section 10.3.            Notice of Claims.

(a)          If any of the Persons to be indemnified under this Article 10 (the “Indemnified Party”) has suffered or incurred any Loss (other than one resulting from a Third Party Claim), the Indemnified Party shall so notify in writing the party from whom indemnification is sought (the “Indemnifying Party”) promptly after obtaining knowledge of such claim, describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable specificity and containing a reference to the provisions of this Agreement or any Implementing Agreement in respect of which such Loss shall have occurred.  A failure to give notice in a timely manner pursuant to this Section 10.3(a) shall not limit the obligation of the Indemnifying Party under this Article 10 except to the extent such Indemnifying Party is materially prejudiced thereby.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim of indemnity (including reasonable access to and copies of records and information that are reasonably relevant to such matters and the making available of employees on a mutually convenient basis for providing additional information and explanation of any material relating to such matters).  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a notice delivered pursuant to this Section 10.3 that the Indemnifying Party disputes its liability to the Indemnified Party under this Article 10, such claim specified by the Indemnified Party in such notice shall be conclusively determined to be a liability of the Indemnifying Party.

(b)          If any Proceeding is instituted by or against a third party with respect to which the Indemnified Party intends to claim any Liability or expense as a Loss under this Article 10, the Indemnified Party shall promptly following receipt by such Indemnified Party of notice of the Third Party Claim notify the Indemnifying Party in writing and in reasonable detail of such Proceeding.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  A failure to give notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 10.3(b) shall not limit the obligation of the Indemnifying Party under this Article 10: (i) except to the extent such Indemnifying Party is materially prejudiced thereby, and for this purpose, any failure to give notice and to tender the defense that results in the Indemnifying Party not controlling or participating in such Proceeding shall be deemed to materially prejudice the Indemnifying Party, and (ii) except as provided by Section 10.4 below.

Section 10.4.            Third Party Claims.

(a)          The Indemnifying Party shall have the right, but not the obligation, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of any third party claim, action or suit for which indemnity may be sought under Section 10.1 or 10.2 (a “Third Party Claim”), to conduct and control at the expense of the Indemnifying Party, through counsel of its choosing that is reasonably satisfactory to the Indemnified Party, the defense or prosecution, as applicable, of such Third Party Claim, and the Indemnifying Party may compromise or settle the same; provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement; provided, further, that the Indemnifying Party will not, in defense of such Third Party Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement (i) which provides for any relief other than the payment of monetary damages and/or (ii) which does not include as an unconditional term thereof the giving by the third party claimant to the Indemnified Party of a release from all Liability in respect thereof.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense or prosecution of any Third Party Claim if at the time of assumption (w) the Third Party Claim is made by a Governmental Authority in connection with a criminal matter, (x) the Indemnifying Party fails to demonstrate its ability to conduct the defense or prosecution actively and diligently, (y) a majority of the damages associated with such Third Party Claim are not reasonably expected to be indemnifiable hereunder or (z) the relief sought in connection with such Third Party Claim consists primarily of injunctive or other equitable relief.  If it assumes the defense or prosecution of any Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control or file any papers in respect of, the defense or prosecution of any such action or suit through counsel chosen by the Indemnified Party, provided, that the fees and expenses of such counsel and any counsel retained or used by the Indemnified Party from the time the Indemnifying Party assumed the defense or prosecution of the Third Party Claim shall be borne by the Indemnified Party, unless representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest, in which event the fees and expenses of such counsel (and appropriate local counsel) shall be at the expense of the Indemnifying Party. The Indemnifying Party shall be liable for the fees, costs and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense or prosecution of a Third Party Claim (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided in Section 10.3, or if one of the circumstances set forth in subparagraphs (w), (x), (y) or (z) exists).  Whether or not the Indemnifying Party shall have assumed the defense or prosecution of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim, without the Indemnifying Party’s prior written consent.  If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party shall have the right to participate in, but not conduct or control, the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)          The parties shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and, upon the Indemnifying Party’s request, the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

(c)          For the avoidance of doubt, the provisions of Section 7.3(g), and not those of this Section 10.4, shall govern any claim, action or suit with respect to Taxes.

Section 10.5.            Expiration.

(a)           Subject to the limitations set forth in this Agreement, all covenants, agreements (including those relating to indemnification in Section 10.1 or 10.2), warranties and representations made herein shall survive the Closing.

(b)           Unless otherwise specified in this Agreement, including as set forth in Sections 7.3(g), 10.5(c), 10.6, 10.7 and 10.8, neither Parent nor Buyer will have any liability (for indemnification or otherwise) for breach of any representation, warranty, covenant or for any obligation contained in this Agreement or any Implementing Agreement unless on or before that date that is eighteen (18) months after the Closing Date, a written notice in accordance with Section 10.3 has been received by the appropriate Indemnifying Party; provided that for the avoidance of doubt, (1) Parent shall be liable for any claim properly asserted pursuant to Section 7.3(g) if such claim is asserted by written notice to Parent prior to the date that is thirty (30) days after the expiration of the applicable statute of limitations with respect to the Taxes that are the subject of such claim and (2) Buyer shall be liable for any claim properly asserted pursuant to Section 7.3(g) if such claim is asserted by written notice to Buyer prior to the date that is thirty (30) days after the expiration of the applicable statute of limitations with respect to the Taxes that are the subject of such claim.

(c)          Notwithstanding subparagraph (b) above: (i) the representations and warranties contained in Sections 4.1(a) (Organization), 4.2 (Authority; Binding Effect), 4.6 (Capitalization of Acquired Entities), 4.23 (Brokers), 5.1 (Organization), 6.1 (Organization), 6.2 (Authority; Binding Effect) and 6.7 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations, (ii) the representations and warranties contained in Section 4.22 (Anti-Corruption Compliance) shall survive the Closing until the expiration of the applicable statute of limitations, (iii) the Tax representations and warranties set forth in Section 4.19 shall not survive the Closing for any purpose and (iv) the covenants and agreements of the parties hereto (including those relating to indemnification in Sections 7.3(g) (subject to the limitation set forth in Section 7.3(g)(iii)), 10.1 or 10.2) to be performed after the Closing Date shall survive indefinitely. Any claims in connection with intentional misconduct or intentional misrepresentation shall survive indefinitely.

Section 10.6.            Limitations on Amount.

(a)          Parent shall not have any liability under Section 10.1(a) or Section 10.1(b) for any individual Loss (or series of connected Losses) hereunder unless such individual Loss (or series of connected Losses) exceeds U.S. $50,000 (the “Per Claim Basket”) and unless the aggregate of all Losses for which Parent would, but for this provision, be liable exceeds on a cumulative basis, U.S. $10,000,000 (the “Aggregate Basket”) and, if such aggregate amount is exceeded, Parent shall be required to pay only the amount of such Losses which exceeds the amount of the Aggregate Basket; provided, however, that Parent shall not have any liability for any such Losses pursuant to Section 10.1(a) (other than in respect of a breach of Section 4.22) in excess of, on a cumulative basis, U.S. $60,000,000 (the “Ceiling”) or pursuant to Section 10.1(a) in respect of a breach of Section 4.22 or Section 10.1(b) in excess of, on a cumulative basis, the Purchase Price Cap.

(b)          Notwithstanding anything to the contrary set forth in Section 10.6(a), neither the Per Claim Basket, nor the Aggregate Basket nor the Ceiling shall apply to any Liability for any Losses (i) with respect to breaches of the Fundamental Representations or (ii) relating to Taxes.

(c)          Notwithstanding anything to the contrary set forth herein, in no event shall Parent’s aggregate liability under Section 10.1(a), Section 10.1(b) and Section 7.3(g) exceed the Purchase Price (as it may be adjusted pursuant to Section 2.8) (the “Purchase Price Cap”).  The parties hereby acknowledge that the Purchase Price Cap shall be a single amount applicable to all such claims against Parent and/or its Affiliates (including, for the avoidance of doubt, any claims made pursuant to Section 7.3(g)) and that any indemnification payments made pursuant to Section 10.1(a), Section 10.1(b) and Section 7.3(g) shall reduce the remaining amounts for all such claims under the Purchase Price Cap.

(d)          Notwithstanding anything to the contrary set forth herein, in no event shall Buyer’s aggregate liability under Section 10.2(a), Section 10.2(b) and Section 7.3(g) exceed the Purchase Price Cap.  The parties hereby acknowledge that the Purchase Price Cap shall be a single amount applicable to all such claims against Buyer and/or its Affiliates (including, for the avoidance of doubt, any claims made pursuant to Section 7.3(g)) and that any indemnification payments made pursuant to Section 10.2(a), Section 10.2(b) and Section 7.3(g) shall reduce the remaining amounts for all such claims under the Purchase Price Cap.

Section 10.7.            Other Limitations.

(a)          Each Party shall use its reasonable best efforts to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise to a Loss, including incurring costs but only to the extent reasonably necessary to mitigate such Loss.

(b)          The Indemnified Party shall use its reasonable best efforts to obtain all insurance proceeds or other payments from third parties in order to mitigate the amount of Losses hereunder.  The amount of Loss for which the Indemnified Party may be entitled to seek indemnification under this Agreement will be reduced by (i) the amount of any insurance proceeds or other payment from a third party received, realized or retained by the Indemnified Party or any of its Affiliates with respect to such Loss (less the amount of any expenses incurred by it in procuring such recovery), and (ii) any Tax benefit actually realized (including by way of a deduction or credit) by the Indemnified Party or any of its Affiliates (including the Acquired Entities) as a result of  the Loss giving rise to such indemnification.  If such Person, after having received any indemnification payment pursuant to this Agreement with respect to a Loss, subsequently receives or realizes any insurance proceeds or other payment in compensation for such Loss, the Indemnified Party will promptly refund and pay to the Indemnifying Party an amount equal to such insurance proceeds or payment (after deducting therefrom the amount of any expenses incurred by it in procuring such recovery, to the extent such Indemnified Party did not already receive payment for such expenses from the Indemnifying Party), but not in excess of any amount previously paid by the Indemnifying Party to the Indemnified Party in respect of such matter.

(c)          If an Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a third party, then the appropriate Indemnifying Party will be subrogated to all rights and remedies of the Indemnified Party against such third party, and such Indemnified Party will reasonably cooperate with and assist the Indemnifying Party in asserting all such rights and remedies against such third party.

(d)          Notwithstanding any provision herein, Parent and its Affiliates shall not in any event be liable to any Buyer Indemnitee and Buyer and its Affiliates shall not in any event be liable to any Parent Indemnitee on account of any indemnity obligation set forth in Section 10.1 or Section 10.2 for any indirect, special, incidental or punitive damages (including loss of use, damage to goodwill or loss of business) arising out of, or relating to, this Agreement or any Implementing Agreement, other than any such damages payable to a third party in connection with the resolution of a Third Party Claim.

(e)          If, in connection with any claim for the Weymouth Environmental Liability, Parent is contractually obligated to reimburse Washington Group International, Inc. (or, if applicable, its successors) for such Weymouth Environmental Liability, then, upon receipt of reasonably satisfactory documentation evidencing such reimbursement, Buyer shall remit to Parent an amount equal to such reimbursement amount; provided that Buyer shall not have any obligation to remit to Parent any amount in excess of, on a cumulative basis, $500,000.

(f)          Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under this Agreement, and this Agreement shall be construed accordingly.

Section 10.8.            Acknowledgements; Exclusive Remedy.

(a)          Except as otherwise specifically provided in this Agreement or any Implementing Agreement, Buyer acknowledges and agrees that, other than with respect to (i) claims of, or causes of action arising from, fraud and (ii) claims for equitable relief related to the breach of any covenant or agreement of Parent contained in this Agreement requiring performance after the Closing, Buyer’s sole and exclusive remedy after the Closing with respect to any and all claims against Parent and its Affiliates relating to this Agreement, any document or certificate delivered in connection herewith (other than the Ancillary Agreements), the Business, the Conveyed Assets, the Assumed Liabilities, the Retained Liabilities or any applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law) or otherwise shall be pursuant to the indemnification provisions set forth in this Agreement.  In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud and claims for equitable relief related to the breach of any covenant or agreement of Parent contained in this Agreement requiring performance after the Closing) it or any of its Affiliates may have against Parent or any of its Affiliates or any of their respective officers, directors, employees, agents or advisors arising under or based upon this Agreement, any document or certificate delivered in connection herewith (other than the Ancillary Agreements), the Business, the Conveyed Assets, the Assumed Liabilities, the Retained Liabilities or any applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law) or otherwise, except as set forth in this Agreement or any Implementing Agreement.

(b)          EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY IMPLEMENTING AGREEMENT OR ANY ANCILLARY AGREEMENT, (I) PARENT MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONVEYED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING THE CONVEYED ASSETS, ASSUMED LIABILITIES OR THE BUSINESS AND (II) ALL OF THE ASSETS TO BE TRANSFERRED OR THE LIABILITIES TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

(c)          Except as otherwise specifically provided in this Agreement or any Implementing Agreement, Parent acknowledges and agrees that, other than with respect to (i) claims of, or causes of action arising from, fraud and (ii) claims for equitable relief related to the breach of any covenant or agreement of Buyer contained in this Agreement requiring performance after the Closing, Parent’s sole and exclusive remedy after the Closing with respect to any and all claims against Buyer and its Affiliates relating to this Agreement, any document or certificate delivered in connection herewith (other than the Ancillary Agreements), the Business, the Conveyed Assets, the Assumed Liabilities or any applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law) or otherwise shall be pursuant to the indemnification provisions set forth in this Agreement.  In furtherance of the foregoing, Parent hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud and claims for equitable relief related to the breach of any covenant or agreement of Buyer contained in this Agreement requiring performance after the Closing) it or any of its Affiliates may have against Buyer or any of its Affiliates or any of their respective officers, directors, employees, agents or advisors arising under or based upon this Agreement, any document or certificate delivered in connection herewith (other than the Ancillary Agreements), the Business, the Conveyed Assets, the Assumed Liabilities or any applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law) or otherwise, except as set forth in this Agreement or any Implementing Agreement.

(d)          EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY IMPLEMENTING AGREEMENT OR ANY ANCILLARY AGREEMENT, BUYER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE CONTEMPLATED TRANSACTIONS.

ARTICLE 11.
MISCELLANEOUS

Section 11.1.            Notices.

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by certified mail, return receipt requested, or by an internationally recognized courier service, or if sent by facsimile; provided, that the facsimile is promptly confirmed by written confirmation thereof to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

if to Parent or any Subsidiary Seller:

The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA 70809
Telephone:    (225) 932-2500
Facsimile:       (225) 932-2661
Attn:               General Counsel

with a copy to:

Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue
Suite 3700
Dallas, TX 75201-2975
Telephone:    (214) 220-7729
Facsimile:       (214) 999-7729
Attn:               James R. Hanna

if to Buyer or any of Buyer’s Affiliates:

Technip S.A.
89 avenue de la Grande Armée
75116 Paris, France
Telephone:     +33 (0)1 47 78 37 56
Facsimile:        +33 (0)1 47 78 35 02
Attn:                John Harrison
E-mail:  jharrison@technip.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Telephone:    (212) 450-4397
Facsimile:       (212) 701-5800
Attn:               William Aaronson

Section 11.2.       Amendment; Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Parent.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3.       Assignment.

No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock or by operation of Law in connection with a merger or sale of substantially all assets, without the prior written consent of the other party hereto, except that without such consent, Buyer may assign its rights to purchase the Conveyed Assets to one or more of its controlled Affiliates; provided, that no such assignment by Buyer shall relieve Buyer of any of its obligations hereunder.

Section 11.4.       Entire Agreement.

This Agreement (including Disclosure Schedules and Exhibits) and the Ancillary Agreements comprise the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, as amended hereby, which will remain in full force and effect for the term provided for therein and any other written agreement of the parties that expressly provides that it is not superseded by this Agreement.

Section 11.5.       Fulfillment of Obligations.

Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 11.6.       Parties in Interest.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Except as set forth in Sections 10.1 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Parent or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.7.       Public Disclosure.

No communication, release or announcement to the public or to employees or others not directly involved in the negotiation or approval of this Agreement, any Ancillary Agreement or the Contemplated Transactions shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such communication, release or announcement may be required by Law or the rules or regulations of any U.S. or foreign securities exchange or similar organization, in which case the party required to make the communication, release or announcement shall allow the other party reasonable time to comment thereon in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Contemplated Transactions after reasonable prior notice to and consultation with the other parties.

Section 11.8.       Return of Information.

If for any reason whatsoever the Contemplated Transactions are not consummated, Buyer shall promptly return to Parent all books and records furnished by any E&C Group Member, any of their respective Affiliates or any of their respective agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 11.9.       Expenses.

(a)          Whether or not the Contemplated Transactions are consummated, except as otherwise expressly provided herein, including this Section 11.9, each of the parties hereto shall be responsible for the payment of its or any of its Affiliates’ own costs and expenses incurred in connection with the negotiations leading up to and the performance of its own obligations pursuant to this Agreement and the Ancillary Agreements, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

(b)          The filing fees required by any Governmental Competition Authority shall be borne by Buyer.

Section 11.10.     Disclosure Schedules.

The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by Parent or any Subsidiary Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

Section 11.11.    Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without giving effect to the conflicts of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)          The parties irrevocably submit to the exclusive jurisdiction of the United States Court for the Southern District of New York or any courts of the State of New York located in the borough of Manhattan in New York City, for the purposes of any Proceeding arising out of this Agreement or the Contemplated Transactions (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts).  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the Contemplated Transactions in the United States Court for the Southern District of New York or any courts of the State of New York located in the borough of Manhattan in New York City or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties also agrees that any final and non-appealable judgment against a party in connection with any Proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 11.12.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.13.    Headings.

The heading references herein and the Table of Contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.14.    Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof in any other jurisdiction.

Section 11.15.    Governing Language.

The English language shall be the definitive and controlling text of this Agreement, notwithstanding the translation of this Agreement into any other language.

Section 11.16.    Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY IMPLEMENTING AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY IMPLEMENTING AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

Section 11.17.    Specific Performance.

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement was not performed in accordance with its terms or was otherwise breached or threatened to be breached.  It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled at law or in equity as a remedy for such nonperformance, breach or threatened breach.  Each party agrees to (a) cooperate fully in any attempt by the other party in obtaining any such equitable remedy and (b) waive any requirement for the security or posting of any bond in connection with any such equitable remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement. The rights and remedies of the parties shall be cumulative (and not alternative).

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

“Buyer”: TECHNIP S.A. By: /s/ Thierry PILENKO Name: Thierry PILENKO Title: Chairman and Chief Executive Officer

“Parent”: THE SHAW GROUP INC. By: /s/ Craig Pierce Name: Craig Pierce Title: Vice President

Exhibit A

Form of Insurance Allocation Agreement

[See attached]

Exhibit B

Form of Secondment Agreement

[See attached]

Exhibit C

Form of Technical Services Agreement

[See attached]

Exhibit D

Form of Trademark License Agreement

[See attached]

Exhibit E

Form of Transition Services Agreement

[See attached]